An Offering Statement pursuant to Regulation A relating to these securities has been filed with Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of such state. The company may elect to satisfy its obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of the company’s sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR DATED JANUARY 12, 2022

Crush Capital Inc.

Attn: Darren Marble

Spring Place

9800 Wilshire Blvd.

Beverly Hills, CA 90212

(855) 734-2476

www.goingpublic.com

UP TO 17,480,000 SHARES OF NON-VOTING COMMON STOCK

SEE “SECURITIES BEING OFFERED” AT PAGE 31

MINIMUM INVESTMENT: 1,000 Shares ($1,145)

We and certain selling stockholders are offering a maximum of 17,480,000 shares of Non-Voting Common Stock, of which 13,986,550 shares are being offered by us and 3,493,450 shares are being offered by the selling stockholders. The offering is being conducted on a best-efforts basis without a minimum offering dollar amount.

The shares will be sold at a price of $1.145 per share.

	Total Offered	Price to Public per Share	Underwriting Discount and Commissions (1)	Proceeds to Issuer (2)	Proceeds to the Selling Stockholders (2)
Per Share		$1.145	$0.01145	$1.13355	$1.13355
Total Maximum	17,480,000		$200,146	$15,854,454	$3,960,000

(1)	The company has engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), to perform administrative, technology, and compliance related services in connection with this offering, but not for underwriting or placement agent services. This includes the 1% commission payable by the company and the selling stockholders, but it does not include other fees payable to Dalmore. See “Plan of Distribution and Selling Securityholders” for details.
(2)	Does not include expenses of the offering payable by the company and the selling stockholders. See “Use of Proceeds” and “Plan of Distribution and Selling Securityholders” for a description of these expenses.

We expect that, not including commissions and state filing fees, the amount of expenses of the offering that we and the selling stockholders will pay will be approximately $822,000.

This offering will terminate at the earlier of the date at which the maximum offering amount has been sold, and the date at which the offering is earlier terminated by the company, in its sole discretion. At least every 12 months after this offering has been qualified by the United States Securities and Exchange Commission (the “Commission” or “SEC”), the company will file a post-qualification amendment to include the company’s recent financial statements. The company may undertake one or more closings on a rolling basis and, after each closing, funds tendered by investors will be available to the company and the selling stockholders. The company will engage Prime Trust, LLC as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors.

Investors in this offering will have no voting rights except those required by Delaware law. See “Securities Being Offered” at page 31 for additional details.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 4.

Sales of these securities will commence on approximately _______, 2022.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.”

In this Offering Circular, the term “Crush Capital,” “we,” “us” or “the company” refers to Crush Capital Inc. (formerly known as Trojan Horse Media Group, LLC).

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

i

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●	annual reports (including disclosure relating to our business operations for the preceding three fiscal years, or, if in existence for less than three years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),
●	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and
●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;
●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);
●	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);
●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;
●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and
●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

ii

SUMMARY

Our Company

Crush Capital is a financial technology and entertainment business that operates at the nexus of technology, entertainment and capital markets. Our mission is to combine a subscription platform for issuers, accessed through our website goingpublic.com, with the excitement of a full production streaming video series, Going Public. The show will follow the stories of entrepreneurs as they take their companies on a capital raising journey and conduct a securities offering pursuant to Regulation A. Notably, unlike private capital raising, retail investors are permitted to invest directly in public offerings conducted pursuant to Regulation A. As a result, one of the distinguishing features of Going Public compared to other similar types of shows is that viewers will be able to subscribe to invest in the featured issuers while watching the series.1

Initially, our website, goingpublic.com, will contain a link to the featured issuers’ investment websites, where viewers can apply to subscribe to the issuers’ securities offerings facilitated by a third-party broker-dealer. While our role will therefore initially be limited to producing the streaming television series and issuers will engage third-party broker-dealers to facilitate their offerings, ultimately, we plan to register a subsidiary as a broker-dealer and engage in these financial services, in addition to producing the streaming series. Our business plan is based on successfully registering this broker-dealer subsidiary in order to provide an integrated platform. Until that time, our role will be limited to producing and promoting the streaming series, but not facilitating any resulting investments.

The securities sold by issuers featured on Going Public may have secondary market liquidity if subsequently listed on a national securities exchange, such as The NASDAQ Stock Market (“NASDAQ”). We envision that offerings by companies featured on the show may be conducted by broker-dealers acting in either “firm commitment” or “best efforts” capacities. To date, most Regulation A securities offerings have been offered on a best efforts basis, meaning that the issuer will have a maximum offering amount and generally will sell securities over time in multiple closings. They may not sell the entire maximum amount of the offering. In addition, most best efforts offerings will not have their securities listed on a stock exchange or quotation system and the securities will remain illiquid, until such time as they are listed or quoted. Traditional IPOs are typically conducted on a “firm commitment” basis, meaning all of the securities being offering are sold to the underwriters at a single closing date, and then immediately, the underwriting syndicate and selling groups resell the securities to investors. These underwriters and selling brokers have broad discretion in allocating IPO securities to their favored clients, often those that generate higher revenue for their firm. Traditional IPOs also typically provide for the securities being listed on a stock exchange or quotation systems upon consummation of the offering. Where a broker-dealer conducts a firm commitment offering for an issuer featured on Going Public, we expect that retail investors will be able to request to subscribe through the broker-dealer and be included in the underwriter’s allocation directly, unlike traditional IPOs where retail investors receive a small share of the allocation, if any. However, we note that allocation decisions are ultimately made by the underwriter and the issuer, not by us, and an underwriter and issuer may for any reason determine not to allocate shares to retail investors that are viewers of our show.

For issuers selected for our show, we will offer:

●	the ability to showcase their company, their products and services and their management team throughout a season of Going Public,

●	a subscription technology platform, consisting of a suite of services, initially provided and operated by third parties, including third-party broker-dealers (and ultimately our future broker-dealer subsidiary), through which retail investors can subscribe to the offering,
●	an introduction to a third-party broker-dealer (and ultimately our future broker-dealer subsidiary) that will facilitate each issuer’s securities offering, including by reviewing each episode of Going Public and other issuer communications, reviewing “know your customer” and other investor information and reviewing investor subscription agreements, among other things, and

●	introduction to a coordinated team of experienced service providers that will assist with all aspects of filing, qualifying, or registering and administrating, their offering with the Securities and Exchange Commission, including legal, marketing and promotional services and escrow and transfer agent services.

Viewers of the show will have:

●	the ability to experience management presentations and view issuers’ meetings with investors, thereby providing entertainment and an enhanced educational environment for retail investors,

●	the ability to follow the path of featured issuers as they progress through the capital raising process,

●	if offered by an investment bank, potential access to underwritten public offerings of securities historically allocated to institutional and other wealthy investors (see footnote 1 below), and

●	access to a subscription platform enabling viewers to invest through third-party broker-dealers in any of the featured companies from their mobile device or computer while they watch Going Public, subject to timing of closing, allocation and acceptance of a subscription as discussed in footnote 1 below.

 1 We note that whether any such investment will be accepted will be determined by the relevant issuer, in coordination with Dalmore and the relevant underwriter in the case of a firm commitment offering. Furthermore, in the case of a firm commitment underwritten offering, although we would expect that the issuer’s subscription platform would be available to accept retail subscriptions as soon as an issuer is qualified, if an underwriter determines to close the offering shortly after qualification, there may be little to no time for retail investors to subscribe to such firm commitment offerings. Further, allocation decisions in such offerings are ultimately made by the underwriter and the issuer, not by us, and an underwriter and issuer may for any reason determine not to allocate shares to retail investors that are viewers of our show. See “Risk Factors – The ability of retail investors to subscribe for the securities of issuers in a firm commitment offering and be included in the underwriter’s allocation may be limited.”

For sponsors of the show, we will offer:

●	various brand building opportunities with an engaged viewing audience, and
●	product advertising and low cost generation of sales leads.

The Offering

Securities offered by us:	13,986,550 shares of Non-Voting Common Stock

Securities offered by the selling stockholders:	3,493,450 shares of Non-Voting Common Stock

Voting Common Stock outstanding before the offering (as of December 31, 2021) (3):	45,449,142 shares

Non-Voting Common Stock outstanding before the offering (as of December 31, 2021) (1) (3):	8,302,307 shares

Series A Preferred Stock outstanding before the offering (as of December 31, 2021) (2):	17,818,170 shares

Series A-1 Preferred Stock outstanding before the offering (as of December 31, 2021):	7,303,000 shares

Voting Common Stock outstanding after the offering (3):	45,449,142 shares

Non-Voting Common Stock outstanding after the offering (1)(3):	22,288,857 shares

Series A Preferred Stock outstanding after the offering (2):	17,818,170 shares

Series A-1 Preferred Stock outstanding after the offering:	7,303,000 shares

Use of proceeds:	Production costs, promotion and marketing expenses, technology costs, talent acquisition, staffing and compensation expenses and working capital.

(1)	Does not include shares of Non-Voting Common Stock that may be issued in connection with our ongoing Regulation D offering of Non-Voting Common Stock, shares of Non-Voting Common Stock issuable upon the conversion of the shares of Series A and Series A-1 Preferred Stock or shares of Non-Voting Common Stock issuable upon conversion of the shares of Series A Preferred Stock that may be issued upon exercise of the warrants described in note (2) below. Also does not include shares of Non-Voting Common Stock issuable upon the exercise of outstanding options and warrants.

(2)	Does not include 2,732,838 shares of Series A Preferred Stock issuable upon outstanding warrants.

(3)	Our Co-CEOs have each submitted a notice to us to convert 1,746,725 shares of Voting Common Stock into the same number of shares of Non-Voting Common Stock that are being offered in this offering, with the conversion occurring immediately prior to the qualification of the Offering Statement of which this Offering Circular is a part. Share amounts both prior to and after the offering give effect to this conversion.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

●	Natural disasters and other events beyond our control could materially adversely affect us.
●	We are an early stage company and we have a limited history upon which an evaluation of our performance and future prospects can be made.
●	We cannot assure you that our service provider partners will continue to be willing to provide services to potential featured issuers and there may be no broker-dealer willing provide a firm commitment underwriting for a Regulation A offering.

●	The ability of retail investors to subscribe for the securities of issuers in a firm commitment offering and be included in the underwriter’s allocation may be limited.

●	Issuers to be featured on Going Public may not be qualified in a timely manner.
●	Delays and additional costs resulting from the review and approval process for issuers’ marketing materials may have a materially adverse effect on our business, reputation, and relationship with issuers.

●	Our financials were prepared on a “going concern” basis.

●	We operate in a regulatory environment that is evolving and uncertain.

●	To enable us to engage in certain future business activities, we have started the process of applying to become a broker-dealer. If we are unable to do so, our ability to monetize our business will be more limited.
●	There is a risk that our initial activities, though limited, could require that we be registered as a broker-dealer.
●	If we are successful in registering a broker-dealer subsidiary, we will operate in a highly regulated industry.

●	Our business is dependent on the performance of third parties.
●	We face competition from a number of diverse companies and organizations, many of which have greater financial resources and access to capital than we do.
●	We may be liable for misstatements made by the issuers we feature on Going Public.

●	Our collection of personal data may subject us to increased regulatory risk and increased risk of cyber attacks.

●	We may not be able to protect all of our intellectual property.
●	Our revenues and profits are subject to fluctuations.

●	Our failure to attract and retain highly qualified personnel in the future could harm our business.
●	Our financial performance and operations could be materially impacted if we become subject to the Investment Company Act.
●	We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses.
●	We are dependent on information systems which may be vulnerable to cyber-attacks or other events.
●	Investors will be holders of Non-Voting Common Stock and we have issued Preferred Stock that has preferential rights over shares of Common Stock.
●	Some of our stockholders will have the right to demand that we register our securities under the Securities Act, which could strain our resources and impair our ability to operate profitably.
●	There is no minimum amount set as a condition to closing this offering and, therefore, any investment made could be the only investment in this offering.
●	Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.
●	This offering involves “rolling closings,” which may mean that earlier investors may not have the benefit of information that later investors have.
●	This investment is illiquid.

RISK FACTORS

The Commission requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, relatively early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Natural disasters and other events beyond our control could materially adversely affect us.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce and the global economy, and thus could have a strong negative effect on us. Our business operations are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond our control. Such events could make it difficult or impossible for us to produce our show, or once we have registered a broker-dealer, to raise capital from investors for our featured issuers. We could experience a sharp decline in demand for our services.

In March 2020, large segments of the U.S. and global economies were impacted by COVID-19 and a significant portion of the U.S. population became subject to “stay at home” or similar social distancing requirements, which had a significant impact on the film industry. Enhanced health and safety measures are in effect in Los Angeles and may be in effect in other areas where we film the show, which may cause our production costs to be higher than they would have been otherwise. While we have complied, and believe we will continue to be able to comply, with any required health and safety measures during the production of the show, we may experience reluctance on the part of issuers and others to participate in filming and other activities while COVID-19 remains a risk.

To date, the COVID-19 outbreak has significantly impacted global markets, U.S. employment numbers, as well as the business prospects of many small businesses (our potential featured issuers). COVID-19 has also caused significant volatility in stock markets, which tends to result in a shift towards “safe” investments, potentially dampening demand for higher risk investments, like our featured issuers. Many potential issuers may also choose to delay capital raising plans in favor of a better pricing environment in the future. Ultimately, we cannot assure you that our business will not be materially adversely impacted by the current pandemic, or any other natural disaster or catastrophic event.

We are an early stage company and have not yet generated any profits.

We were formed in 2017. Accordingly, we have a limited history upon which an evaluation of our performance and future prospects can be made. Our operations are subject to all the business risks associated with new enterprises. These include likely fluctuations in operating results as we react to developments in our market, managing our growth and the entry of competitors into the market. We will only be able to pay dividends on any shares once our directors determine that we are financially able to do so. We have not yet generated any revenues and have incurred only net loss since our inception consisting of expenses to form our company and establish contractual relationships in anticipation of launching our business. There is no assurance that we will be profitable in the future or generate sufficient revenues to pay dividends to the holders of the shares.

We cannot assure you that our service provider partners will continue to be willing to provide services to our potential featured issuers and there may be no broker-dealer willing provide a firm commitment underwriting for a Regulation A offering.

We have entered into a referral agreement with Issuance, a strategic alliance agreement with Dalmore and a non-binding letter of intent with CrowdCheck Law regarding the services they are willing to provide to our featured issuers. Since it is in Dalmore’s sole discretion as to whether it will act as broker of record for featured issuers, we cannot assure you that it will be willing or able to do so in the future. If Dalmore is unwilling to act as broker of record for many or all of our potential featured issuers, we may not be able to operate our business as currently envisioned or at all.

In the case of a firm commitment underwriting, we cannot assure you that any broker-dealer will be willing to provide a firm commitment underwriting in the context of an offering under Regulation A, which would result in all of our featured issuers conducting offerings on a “best efforts” basis instead. If this were to occur, we may not be able to compete with the other online platforms that connect investors, issuers and broker-dealers and our business may not succeed.

Similarly, we cannot assure you that CrowdCheck or Issuance will enter into definitive agreements with issuers at the time on terms acceptable to the selected issuers. Furthermore, while we have had preliminary discussions with third parties regarding providing transfer agent and escrow agent services to future featured issuers, we do not have any written understanding with any such third parties.

If any of our service provider partners are unable or unwilling to contract with one or more of our featured issuers, the issuers may be rejected from appearing on the show or, alternatively, would need to engage replacement service providers, which in each case could result in significant delays and may impair our ability to execute on our business plan in a timely manner and, therefore, negatively impact our ability to achieve profitability.

The ability of retail investors to subscribe for the securities of issuers in a firm commitment offering and be included in the underwriter’s allocation may be limited.

One of the significant goals of our business model is, in the case of a firm commitment offering, that retail investor viewers of our show will have an opportunity to be included in an underwriter’s allocation of the offering. However, because we will need to coordinate the production of our show with the timing of qualification of the issuers featured on the show, it is possible that one or more issuers may have their offering statements qualified in advance of the show’s airing and the underwriter(s) of such offerings may have received sufficient interest to close the offerings and allocate the offering prior to the airing of the show or shortly after the start of airing. Although we intend for the subscription platform to be available to allow underwriters to accept retail subscriptions as soon as an issuer is qualified, if an underwriter determines to close the offering shortly after qualification, there may be little to no time for retail investors to subscribe to such firm commitment offerings. Further, allocation decisions are ultimately made by the underwriter and the issuer, not by us, and an underwriter and issuer may for any reason determine not to allocate shares to retail investors that are viewers of our show. Such events may harm our ability to attract and sustain viewer interest in the show.

Issuers to be featured on Going Public may not be qualified in a timely manner.

If, for any season, at least three issuers fail to have their offering statements qualified by the SEC, we will have incurred costs to produce a show that will not air, or will require additional production expenses once additional issuers are identified for the show. The resulting delay in launching a season will require us to expend additional costs to support our operations during the delay and our estimated costs of production may increase over that time. Furthermore, the other issuers that were selected may be unwilling to wait to launch their offering on the show and select a differing online platform, requiring us to contract with additional issuers and putting further strain on our resources.

Delays and additional costs resulting from the review and approval process for issuers’ marketing materials may have a materially adverse effect on our business, reputation, and relationship with issuers.

We understand that FINRA takes the view that, as broker of record for issuers featured on the series, episodes of the series and other market material regarding each issuer’s offering are deemed to be “retail communications” for purposes of FINRA rules.  As a result,  Dalmore must approve each episode and other material before it is aired or made available to the public.  Whether or not required, Dalmore may also decide to file such material with FINRA for its review prior to its distribution, in order to determine that the material complies with applicable FINRA guidelines.  This process could cause delays and may result in our being required to make changes before distribution, which may involve increased costs, particularly if revisions need to be made to episodes that have already been filmed.  FINRA has in the past, and may in the future, requested various changes be made to such material before distributing, including prohibiting Dalmore from permitting such material to be used until requested changes are made.  These delays and additional costs may have a materially adverse effect on our business, reputation, and relationship with issuers and may make it harder to attract potential issuers to apply to be featured in the Show.

Our financials were prepared on a “going concern” basis.

Our financial statements were prepared on a “going concern” basis. Certain matters, as described in Note 1 to the accompanying financial statements, indicate there may be substantial doubt about the company’s ability to continue as a going concern. Our ability to operate successfully is dependent upon our ability to generate sufficient cash flows from operations to meet our obligations and/or to obtain additional capital financing.

Any valuation of the company at this stage is difficult to assess.

The valuation for the offering was established by the company based on its internal projections of revenues and cashflow in combination with a review of valuations of small cap publicly-traded companies. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is difficult to assess and you may risk overpaying for your investment.

We operate in a regulatory environment that is evolving and uncertain.

The regulatory framework for online capital formation or crowdfunding is very new and the regulations that govern our operations and those of the broker-dealers that we intend to work with have been in existence for a very few years. Specifically, we believe that any investment bank agreeing to provide a firm commitment underwriting will typically combine and allocate securities based on indications of interest from institutional investors following a more traditional roadshow process with indications of interest from retail investor subscriptions submitted through our website. Please see “The Company’s Business – The Pre-Offering and Offering Process” and “– Service Provider Partners.” This approach is novel and as yet untested. We cannot assure you that any underwriter will be willing to do so, that the timing or process or any offering will be able to be successfully coordinated with the filming and airing of episodes of Going Public, that indications of interest will be successful converted into confirmed orders sufficient for an underwriter to successfully conclude an offering on a firm commitment basis, or that our business model based on this approach will be achievable or sustainable. If this approach proves to be unsuccessful, we may need to change our approach, and may not be successful doing so, or we may not be able to successfully operate our business as planned.

Further, there are frequent discussions among legislators and regulators with respect to changing the regulatory environment. New laws and regulations could be adopted in the United States and abroad. Further, existing laws and regulations may be interpreted in ways that would impact our operations, including how we, our featured issuers and broker-dealers interact with investors as well as the issuers and types of securities that these issuers can offer and sell through the subscription platform. For instance, we may be required to register as an investment adviser, which could be costly and expose us to additional regulatory obligations and potential liability. In addition, there have been several attempts to modify the current regulatory regime. For example, in August 2021, the SEC requested public comment on “digital engagement practices” by broker-dealers and investment advisers, signaling its intent to potentially adopt new rules, or amend existing rules, as they relate to broker-dealers and investment advisers using online platforms to interact with retail investors. Some of those suggested reforms could increase our regulatory burden or make it easier for others to compete with us. Any such changes would have a negative impact on our business.

To enable us to engage in certain future business activities, we have started the process of applying to become a broker-dealer. If we are unable to do so, our ability to monetize our business will be more limited.

Our initial planned activities involve airing a television show, including being compensated by issuers for the publicity that they expect to receive from being featured on the show, and providing links to issuers’ websites where retail investors can subscribe to offerings. Although we do not believe we need to be registered as a broker-dealer in order to engage in these initial activities, without being a broker-dealer, the scope of our activities and potential compensation sources is limited. For example, we will not receive compensation from issuers or investors based on whether an investment occurs, or the size of any such investment, nor can we operate an investment platform that would take orders and provide an integrated experience for viewers.

We plan to expand the scope of our services in the future in order to have a direct role in providing broker-dealer services to issuers and investors, and expand our revenue sources to those that broker-dealers may receive. In order to expand the scope of services in a regulatory compliant manner, we intend to apply to become a broker-dealer, likely through a subsidiary, and have engaged Luxor Financial Group to assist us with these efforts. The application and review process is likely to be time-consuming and costly, and we may incur significantly more costs that we anticipate. Further, applying to register as a broker-dealer requires obtaining membership in the Financial Industry Regulatory Authority (“FINRA”). We cannot assure you that any application by us to register as a broker-dealer will be approved, or that even if approved, we will be permitted to operate our business in the manner currently contemplated. If we are unable to register a broker-dealer, or the scope of its permitted activities is more limited, we may not be able to operate our business as planned, or at all, which could have a material adverse effect on our results of operations.

There is a risk that our initial activities, though limited, could require that we be registered as a broker-dealer.

We believe our initial business activities should not require that we be registered as a broker-dealer as our activities are limited to providing entertainment, rather than being financial services in nature, and all transactions are effected through third-party broker-dealers. We have engaged in discussions with the SEC staff, and have shared our view that our initial activities do not require broker-dealer registration, but there is no assurance that they or other regulators will agree with our assessment. If we were deemed by a relevant authority to be acting as a broker-dealer without registration, we could be subject to a variety of regulatory penalties and civil liability and may be unable to continue operating. These could include cease and desist orders and fines, and investors may seek to require that we rescind their investments, which could impose material financial liability on us.

If we are successful in registering a broker-dealer subsidiary, we will operate in a highly regulated industry.

If we are successful in our application to become a broker-dealer, we would become subject to extensive and stringent regulation and failure to comply with such regulation could have an adverse effect on our business. The regulation of broker-dealers covers all aspects of the broker-dealer business and operations, including, among other things, sales and trading practices and reporting requirements, client onboarding, advertising and marketing, publication or distribution of research, margin lending, uses and safekeeping of clients’ funds and securities, capital adequacy, recordkeeping, reporting, fee arrangements, disclosures to clients, suitability, acting in client’s best interests when making recommendations to retail customers, customer privacy, data protection, information security and cybersecurity, the safeguarding of customer information, the sharing of customer information, best execution of customer orders, public offerings, customer qualifications for margin and options transactions, registration of personnel, business continuity planning, transactions with affiliates, conflicts, and the conduct of directors, officers and employees. Further, the operation of our broker-dealer would expose us to a significant amount of liability. Regulated entities are frequently subject to examination, constraints on their business, and in some cases fines and penalties for potential violations of applicable laws or rules. In addition, some of the restrictions and rules that would be applicable to our broker-dealer subsidiary could adversely affect and limit our planned operations.

We are still in the early stages of assessing the impact of this increased regulatory environment, but we expect there to be increased costs, including the need for personnel with specific qualifications and salary expectations in accordance with their experience. None of our officers or directors has yet passed any securities-related examinations or holds any accreditations. We would also be subjected to periodic examinations and could be required to change aspects of our business processes and communications in response to the findings of those examinations. Becoming a broker-dealer would lead to significant increases in our compliance costs as well as increases in our exposure to liabilities, including subjecting us to liability for misstatements made by issuers utilizing our services. In addition, our compensation from issuers would be subject to regulatory review and may result in our being required to change our compensation structure. It is unclear whether we would be able to generate sufficient revenues to offset the additional compliance costs.

Our business is dependent on the performance of third parties.

The success of Going Public is highly dependent on our ability to coordinate the services of our partners to the issuers we will feature and the performance of these partners in performing those services. If our partners perform poorly, our reputation and financial results could suffer. Our partners, some of whom are subject to extensive regulation, could experience problems in their business operations, adverse regulatory actions or financial problems. Any of these circumstances which are outside of our control may negatively impact our ability to attract issuers to feature on the show or maintain our relationship with sponsors of the show.

We face competition from a number of diverse companies and organizations, many of which have greater financial resources and access to capital than we do.

There are many and diverse types of programming available to the general public, both through traditional television media as well as online content. In order to succeed, we will need to attract a sufficient viewer following of persons who are engaged in following the progress of the issuers that are featured. We believe there are no productions that showcase seasoned or established issuers engaging in financing that are open to accepting investments from viewers. We are only aware of a limited number of competitors that give viewers of a show the opportunity to invest. We will compete with other programming focused on businesses raising capital, such as Shark Tank, Elevator Pitch (hosted by Entrepreneur Media, Inc., our distribution partner), as well as similarly themed programs such as The Profit. We will also compete with numerous crowdfunding and fundraising platforms to attract issuers that will appeal to investors. While these platforms do not currently provide the comprehensive service offering that we, along with our partners, expect to offer, the fees charged by these platforms may be more attractive than ours. Further, many of these platforms have an established investor base, which may be appealing to the issuers we are looking to attract to participate in our program. In addition, competing crowdfunding and fundraising platforms may modify their product offerings to expand their services and present similar issuer-focused productions to compete with us more directly. Many of our competitors, particularly production content providers, are larger companies with significant cash reserves that would allow them to compete aggressively with us. Many of our crowdfunding and fundraising platform competitors have established businesses with greater experience than us in operating in a regulated environment. As a result, our competitors may be able to adapt more quickly to changes impacting our industry.

We may be liable for misstatements made by the issuers we feature on Going Public.

Although currently we are only hosting featured issuers on our website and producing the show, and we have no role in determining the content of the issuers’ statements or disclosures, there is the possibility that, under federal or state securities laws, investors, regulators or other parties may bring actions against us, or we may be held liable, for any untrue statements or omissions of material information made by our issuers. Further, we may have “underwriter liability” for untrue statements of material facts or omission of information required to make the statements not misleading by issuers utilizing our services in connection with their offerings. See “The Company’s Business — Regulation.”

In either case, there can be no assurance that if we were sued we would prevail. Further, even if we do succeed, lawsuits are time consuming and expensive, and being a party to such actions may cause us reputational harm that would negatively impact our business. Moreover, even if we are not liable or a party to a lawsuit or enforcement action, some of our clients have been and will be subject to such proceedings. Any involvement we may have, including responding to document production requests, may be time-consuming and expensive as well.

Our collection of personal data may subject us to increased regulatory risk and increased risk of cyber attacks.

As a result of our future access to investor data after integration of a broker-dealer subsidiary, we will be subject to federal and state laws that regulate broker-dealer data handling practices, regulations relating to data collected over the internet as well as any future regulations regarding data privacy and security and use of personal data. Compliance with data regulations could significantly impact our access to and use of investor data, which could materially and adversely affect our operating costs and our ability to achieve profitability. There has been a significant increase in the number and sophistication of cyber attacks in recent years, including computer viruses, malicious or destructive code, ransomware, social engineering attacks and hacking, among others. Any such attacks directed against us could not only disrupt our operations at the time but may damage our reputation and ability to grow our investor base. If we fail to comply with these regulations, or the personal data we maintain is hacked and misused, we could face significant regulatory, governmental or civil actions, including fines, enforcement actions and litigation, which could have a material impact on our results. The damage to our reputation and brand could materially impair our business.

We may not be able to protect all of our intellectual property.

Our profitability may depend in part on our ability to effectively protect our proprietary rights, including obtaining trademarks for our brand name and websites, copyrights on our creative product and maintaining the secrecy of our internal workings and preserving our trade secrets, as well as our ability to operate without inadvertently infringing on the proprietary rights of others. There can be no assurance that we will be able to obtain future protections for our intellectual property or defend our current or future trademarks, copyrights or trade secrets. Further, policing and protecting our intellectual property against unauthorized use by third parties is time-consuming and expensive, and certain countries may not even recognize our intellectual property rights. There can also be no assurance that a third party will not assert infringement claims with respect to our products or technologies. Any litigation for both protecting our intellectual property or defending our use of certain technologies could have material adverse effect on our business, operating results and financial condition, regardless of the outcome of such litigation.

Our revenues and profits are subject to fluctuations.

It is difficult to accurately forecast our revenues and operating results, and these could fluctuate in the future due to a number of factors. These factors may include adverse changes in: our ability to market the services available through a subscription platform to issuers and investors, number of viewers to our program including investors and the success of our issuers thereby making it easier to market our program to sponsors, potential issuers and investors and potentially expand the scope of our program, general economic conditions, headcount and other operating costs, and general industry and regulatory conditions and requirements. The company’s operating results may fluctuate from year to year due to the factors listed above and others not listed. At times, these fluctuations may be significant and could impact our ability to operate our business.

We depend on a small management team.

Our ability to grow successfully will be particularly dependent upon the efforts, experience, contacts, and skills of our Co-Chief Executive Officers, Darren Marble and Todd Goldberg. The loss of either of these individuals could have a material adverse effect on our business and growth prospects. Such a loss could occur at any time due to death, disability, resignation, or for other reasons.

Our failure to attract and retain highly qualified personnel in the future could harm our business.

We believe that our future success and grow our business will depend in large part on our ability to retain or attract highly qualified management, technical and other personnel. We may not be successful in employing and retaining key personnel or in attracting other highly qualified personnel. If we are unable to retain or attract significant numbers of qualified management and other personnel, we may not be able to grow and expand our business.

Our financial performance and operations could be materially impacted if we become subject to the Investment Company Act.

Because our featured issuers will issue us warrants for equity in their companies as partial payment for our services, our net assets going forward are likely to include a significant amount of securities. We intend to structure and manage these holdings so as not to become subject to the requirements of the Investment Company Act of 1940, as amended (“1940 Act”). However, we cannot assure you that we will be able to do so. Due to the various burdens of compliance with the 1940 Act and the strict operational limitations, our financial performance and ability to operate our business could be materially adversely affected if we become subject to the 1940 Act. We cannot assure you that, under certain conditions, changing circumstances, or changes in the law, the company will not become subject to the 1940 Act or other burdensome regulation.

We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses.

In order to fund future growth and development, the company will likely need to raise additional funds in the future by offering shares of its common or preferred stock and/or other classes of equity or debt that convert into shares of common or preferred stock, any of which offerings would dilute the ownership percentage of investors in this offering. See “Dilution.” Furthermore, if the company raises debt, the holders of the debt would have priority over holders of common and preferred stock and the company may accept terms that restrict its ability to incur more debt. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds if raised, would be sufficient. The level and timing of future expenditure will depend on a number of factors, many of which are outside our control. If we are not able to obtain additional capital on acceptable terms, or at all, we may be forced to curtail or abandon our growth plans, which could adversely impact the company, its business, development, financial condition, operating results or prospects.

We are dependent on information systems which may be vulnerable to cyber-attacks or other events.

Our operations are highly dependent on our online presence and the subscription platform and the information collected, processed, stored, and handled by these systems and the service providers whose services comprise the platform. We and our service providers will receive, retain and transmit certain confidential information, including personal financial information of our investors. In addition, we and our service providers depend in part on the secure transmission of confidential information over public networks, principally to process investments. Our information systems and those of our service providers are subject to damage or interruption from power outages, facility damage, computer and telecommunications failures, computer viruses, security breaches, including credit card or personally identifiable information breaches, coordinated cyber-attacks, vandalism, catastrophic events and human error. Any significant disruption or cyber-attacks on these information systems, particularly those involving confidential information being accessed, obtained, damaged, or used by unauthorized or improper persons, could harm our reputation and expose us to regulatory or legal actions and impair our ability to operate our business and our financial results.

Investors will be holders of Non-Voting Common Stock and we have issued Preferred Stock that has preferential rights over shares of Common Stock.

The shares of Non-Voting Common Stock are non-voting and voting control is in the hands of our two co-Chief Executive Officers. Therefore, investors in this offering will have a limited ability to influence our policies or any other corporate matter, including the election of directors, changes to our company’s governance documents, approving a stock option plan or expanding the employee option pool, and any merger, consolidation, sale of all or substantially all of our assets, or other major action requiring stockholder approval. Furthermore, holders of our Preferred Stock have preferential rights to dividends and amounts distributed in a liquidation. In the event of a liquidation of our company, you will only be paid out if there is any cash remaining after all of the creditors of our company have been paid and after payment to the holders of our Preferred Stock. Holders of Preferred Shares also have certain registration rights that investors in this offering will not have. Existing holders of our Voting Common Stock and our Series A Preferred Stock have additional rights to purchase any shares that are proposed to be sold by the holders of our Voting Common Stock and other major holders our outstanding equity, or to otherwise join in the sale of those shares. Investors in this offering will not have these rights and, therefore, if our Co-Chief Executive Officers, for example, decided to sell their shares to a third party, holders of our Series A Preferred Stock may have the opportunity to either buy those shares or sell their shares on the same terms, effectively benefitting from a sale of control pricing that would not be available to investors in this offering. See “Securities Being Offered” for a discussion of the relative rights of the holders of our capital stock.

Some of our stockholders will have the right to demand that we register our securities under the Securities Act, which could strain our resources and impair our ability to operate profitably.

As discussed below in “Securities Being Offered–Capital Stock,” we are subject to an Investors’ Rights Agreement and a Series A-1 Registration Rights Agreement that provides certain stockholders the right to demand that we register our securities with the SEC beginning in May 2025. Registration with and reporting to the SEC can be very burdensome, and in the event any demand for registration is made before we are ready to take on that burden, our resources could be significantly strained, which could impair our ability to operate profitably.

There is no minimum amount set as a condition to closing this offering.

Because this is a “best efforts” offering with no minimum, we will have access to any funds tendered. This might mean that any investment made could be the only investment in this offering, leaving the company without adequate capital to pursue its business plan or even to cover the expenses of this offering.

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution and Selling Securityholders.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The Commission’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

This offering involves “rolling closings,” which may mean that earlier investors may not have the benefit of information that later investors have. We may conduct closings on funds tendered in the offering at any time. At that point, investors whose subscription agreements have been accepted will become our stockholders. We may file supplements to our Offering Circular reflecting material changes and investors whose subscriptions have not yet been accepted will have the benefit of that additional information. These investors may withdraw their subscriptions and get their money back. Investors whose subscriptions have already been accepted, however, will already be our stockholders and will have no such right.

This investment is illiquid. There is no currently established market for reselling these securities and no such market is expected to develop. If you decide that you want to resell these securities in the future, you may not be able to find a buyer.

The value of your investment may be diluted if the company issues additional options. The company has 20 million shares of Non-Voting Common Stock and 10 million shares of Voting Common Stock available for grants under the terms of its 2020 Omnibus Equity Incentive Compensation Plan and it may in the future increase the number of shares reserved for issuance under the plan. The issuance of option or stock grants under the plan or any other stock based incentive program may dilute the value of your holdings. The company views stock based incentive compensation as an important competitive tool, particularly in attracting both managerial and technological talent.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

The following table demonstrates the price that new investors are paying for their shares of Non-Voting Common Stock with the effective cash price paid by existing stockholders. The company was formed as a California limited liability company in June 2017. In November 2019, we amended and restated our operating agreement to create three individual classes of units: class A common units, class B common units, and preferred units; and to effect a 8954:1 forward unit split. In May 2020, we converted from a California limited liability company into to a Delaware corporation, changed our name to Crush Capital Inc. and converted each of our class A units, class B units and preferred units into 5.4658 shares of Voting Common Stock, Non-Voting Common Stock and Series A Preferred Stock, respectively.

The table presents shares and pricing as issued and reflects all transactions since inception, with all information being adjusted to give effect to both the November 2019 unit split and the May 2020 conversion. The dilution disclosures contained in this section are based upon the instruments issued and outstanding as of December 31, 2021. It does not reflect the potentially dilutive effect of future grants under our 2020 Omnibus Equity Incentive Compensation Plan, under which we have reserved 20,000,000 shares of Non-Voting Common Stock and 10,000,000 shares of Voting Common Stock.

	Years	Issued	Potential	Total Issued and Potential	Effective Cash Price per Share at Issuance or Potential
	Issued	Shares	Shares	Shares	Conversion(1)
Voting Common Stock	2017	48,942,592		48,942,592	$0.0001
Non-Voting Common Stock	2017	124,804		124,804	$0.0001
	2019	398,094		398,094	$0.1830
	2020	280,395		280,395	$0.1830
	2021	1,272,726		1,272,726	$0.7150
Series A Preferred Stock	2019		546,580	546,580	$0.1830
	2020 and 2021		17,271,590	17,271,590	$0.1830
Series A-1 Preferred Stock	2021		7,303,000	7,303,000	$0.4108
Warrants (for Non-Voting Common Stock)	2020		2,732,838	2,732,838	$0.1830
	2021		4,283,979	4,283,979	$0.4768
Warrants (for Series A Preferred Stock)	2020		2,732,838	2,732,838	$0.1830
Options (for Non-Voting Common Stock)	2021		104,895	104,895	$0.7150
Options (for Voting Common Stock)	2021		559,440	559,440	$0.7150
Total Common Stock Equivalents		51,018,611	35,535,160	86,553,771	$0.1250
Investors in this offering, assuming the maximum offering amount is raised		13,986,550		13,986,550	$1.1450
Total after inclusion of this offering		65,005,161	35,535,160	100,540,321	$0.2669

(1)

Based on the weighted average original issue price, exercise price or conversion price, as applicable, as adjusted for the unit split and conversion, without deduction for any broker compensation or other offering costs. Certain shares of Non-Voting Common Stock and Warrants were issued in exchange for services at the per share value indicated above.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another Regulation A round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2021 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.
●	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.
●	In June 2022 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the number of shares of Common Stock underlying convertible notes that the company may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $15,114,654, assuming we raise the maximum offering amount and after deducting the estimated offering expenses payable by us of approximately $817,746. We will not receive any proceeds from the sale of Non-Voting Common Stock being sold by the selling stockholders.

The following table below sets forth the uses of proceeds assuming we raise 25%, 50%, 75% and 100% of the maximum offering amount of $16,014,600. For further discussion, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Plan of Operations.”

	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold
Offering Proceeds	$4,003,650	$8,007,300	$12,010,950	$16,014,600
Shares Sold	3,496,638	6,993,275	10,489,913	13,986,550
Total Before Expenses	$4,003,650	$8,007,300	$12,010,950	$16,014,600
Offering Expenses (1)	$697,636	$737,673	$777,709	$817,746

Amount of Offering Proceeds Available for Use	$3,306,013	$7,269,627	$11,233,240	$15,196,854

Estimated Expenditures
Production	$1,100,000	$1,100,000	$1,100,000	$1,100,000
Promotion and Marketing	$300,000	$1,000,000	$1,500,000	$2,250,000
Licensed Technology	$150,000	$250,000	$750,000	$1,250,000
Capital Markets Infrastructure	$400,000	$650,000	$900,000	$1,150,000
Talent	$0	$250,000	$500,000	$750,000
Operations	$250,000	$1,200,000	$2,250,000	$3,250,000
Total Expenditures	$2,200,000	$4,450,000	$7,000,000	$9,750,000
Working Capital Reserves	$1,106,813	$2,819,627	$4,233,240	$5,446,854

(1)	The company and the selling stockholders will each pay their respective commissions related the securities being sold by them and have agreed to apportion the remaining expenses of the offering on the basis of the respective number of shares of Non-Voting Common Stock to be sold by them in this offering. Amounts reflect commissions to be paid by the company and 80% of the other expenses of the offering. The total amount of such expenses includes the following estimated fees: a fee of $25,000 to be paid to Dalmore, approximately $100,000 paid to Issuance, Inc., accounting and audit fees of $10,000, legal fees of $70,000, Escrow Agent fees of $600,000, Edgar fees of $5,000 and blue sky compliance fees of $12,000.

Production. Estimated production costs consist of amounts expected to be paid to INE Entertainment to produce Season 1 of Going Public, a portion of which we have funded with proceeds from our offerings under Regulation D and the remainder of which are fully covered at the 25% level.

Promotion and Marketing. Estimated promotion and marketing costs consist of the payment to Entrepreneur Media, Inc. and other related costs, including campaigns to promote Going Public in the following areas: digital marketing, content marketing, email marketing, and paid media marketing.

Licensed Technology. We will license technology from several partners for incorporation into a subscription platform that we will operate if and when we register a subsidiary as a broker-dealer. Costs related to licensed technology and services provided by partners include those for: the services provided through the subscription platform and escrow and transfer agent services.  We have entered into an agreement with Issuance to provide a subscription platform for use by our featured issuers that integrates with other key service providers, for a fee of $15.95 per investor that seeks to subscribe in an offering (regardless of whether an investment is ultimately made). The additional technology costs at the 50%, 75% and 100% levels represent costs associated with building and/or acquiring some or all necessary core components to ultimately reduce the costs and reliance on third parties.

Capital Markets Infrastructure. We intend in the future to design the user interface and engineer the software that powers www.goingpublic.com, to allow retail investors to subscribe to an offering and open a retail brokerage account with third-party broker-dealers. We intend to apply for registration as a broker-dealer, which we anticipate may cost up to $500,000, including initial net capital and legal and compliance fees, a portion of which we have funded with cash on hand. We may also acquire entities such as an escrow service provider, and/or transfer agent. To the extent we do so, we would require appropriate licensing, regulatory approvals and incur compliance costs, which represent increased capital markets infrastructure costs in the future. Operating as a broker-dealer would require not only capital, but also a capital markets infrastructure. The additional capital markets infrastructure costs at the 50%, 75%, and 100% levels represent costs associated with our broker-dealer application and building and/or acquiring some or all necessary core components.

Talent. Crush Capital’s vision is to produce and leverage content to build awareness of Going Public in order to attract brand ambassadors in various verticals. The additional talent costs at the 50%, 75%, and 100% levels represent costs associated with contracting with influencers in aligned verticals and engaging a primary host for Going Public.

Operations. We plan to invest in our team, including payment of increased compensation for our executive officers commensurate with achievement of various milestones. The following functional areas where we plan to make investments in staffing are: finance, technology, engineering, compliance, security, investment, business development, sales and marketing.

The above figures represent only estimated costs. They do not take into account cash payments from our featured issuers or any revenue from potential sponsorship arrangements that may be secured in the future, which may offset these costs. This expected use of net proceeds from this offering represents our intentions based upon our current arrangements and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and we will have broad discretion in the application of net proceeds from this offering.

We reserve the right to change the above use of proceeds if management believes it is in the best interests of our company.

THE COMPANY’S BUSINESS

Overview

Crush Capital is a financial technology and entertainment business that operates at the nexus of technology, entertainment and capital markets. Our mission is to combine a subscription platform for issuers, accessed through our website goingpublic.com, with the excitement of a full production streaming video series, Going Public. The show will follow the stories of entrepreneurs as they take their companies on a capital raising journey and conduct a securities offering pursuant to Regulation A. Notably, unlike private capital raising, retail investors are permitted to invest directly in public offerings conducted pursuant to Regulation A. As a result, one of the distinguishing features of Going Public compared to other similar types of shows is that viewers will be able to subscribe to invest in the featured issuers while watching the series.2

Initially, our website, goingpublic.com, will contain a link to the featured issuers’ investment websites, where viewers can apply to subscribe to the issuers’ securities offerings facilitated by a third-party broker-dealer. While our role will therefore initially be limited to producing the streaming television series and issuers will engage third-party broker-dealers to facilitate their offerings, ultimately, we plan to register a subsidiary as a broker-dealer and engage in these financial services, in addition to producing the streaming series. Our business plan is based on successfully registering this broker-dealer subsidiary in order to provide an integrated platform. Until that time, our role will be limited to producing and promoting the streaming series, but not facilitating any resulting investments.

The securities sold by issuers featured on Going Public may have secondary market liquidity if subsequently listed on a national securities exchange, such as The NASDAQ Stock Market (“NASDAQ”). We envision that offerings by companies featured on the show may be conducted by broker-dealers acting in either “firm commitment” or “best efforts” capacities. To date, most Regulation A securities offerings have been offered on a best efforts basis, meaning that the issuer will have a maximum offering amount and generally will sell securities over time in multiple closings. They may not sell the entire maximum amount of the offering. In addition, most best efforts offerings will not have their securities listed on a stock exchange or quotation system and the securities will remain illiquid, until such time as they are listed or quoted. Traditional IPOs are typically conducted on a “firm commitment” basis, meaning all of the securities being offering are sold to the underwriters at a single closing date, and then immediately, the underwriting syndicate and selling groups resell the securities to investors. These underwriters and selling brokers have broad discretion in allocating IPO securities to their favored clients, often those that generate higher revenue for their firm. Traditional IPOs also typically provide for the securities being listed on a stock exchange or quotation systems upon consummation of the offering. Where a broker-dealer conducts a firm commitment offering for an issuer featured on Going Public, we expect that retail investors will be able to request to subscribe through the broker-dealer and be included in the underwriter’s allocation directly, unlike traditional IPOs where retail investors receive a small share of the allocation, if any. However, we note that allocation decisions are ultimately made by the underwriter and the issuer, not by us, and an underwriter and issuer may for any reason determine not to allocate shares to retail investors that are viewers of our show. See “— The Pre-Offering and Offering Process” below.

For issuers selected for our show, we will offer:

●	the ability to showcase their company, their products and services and their management team throughout a season of Going Public,
●	a subscription technology platform, consisting of a suite of services, initially provided and operated by third parties, including third-party broker-dealers (and ultimately our future broker-dealer subsidiary), through which retail investors can subscribe to the offering,
●	an introduction to a third-party broker-dealer (and ultimately our future broker-dealer subsidiary) that will facilitate each issuer’s securities offering, including by reviewing each episode of Going Public and other issuer communications, reviewing “know your customer” and other investor information and reviewing investor subscription agreements, among other things, and
●	an introduction to a coordinated team of experienced service providers that will assist with all aspects of filing, qualifying, or registering and administrating, their offering with the Securities and Exchange Commission, including legal, marketing and promotional services and escrow and transfer agent services.

Viewers of the show will have:

●	the ability to experience management presentations and view issuers’ meetings with investors, thereby providing entertainment and an enhanced educational environment for retail investors,
●	the ability to follow the path of featured issuers as they progress through the capital raising process,
●	If offered by an investment bank, potential access to underwritten public offerings of securities historically allocated to institutional and other wealthy investors (see footnote 2 below), and
●	access to subscription platforms enabling viewers to invest through third-party broker-dealers in any of the featured companies from their mobile device or computer while they watch Going Public, subject to timing and allocation decisions, in the case of a firm commitment offering, and the acceptance of a subscription generally as discussed in footnote 2 below.

2 We note that whether any such investment will be accepted will be determined by the relevant issuer, in coordination with Dalmore and the relevant underwriter in the case of a firm commitment offering. Furthermore, in the case of a firm commitment underwritten offering, although we would expect that the issuer’s subscription platform would be available to accept retail subscriptions as soon as an issuer is qualified, if an underwriter determines to close the offering shortly after qualification, there may be little to no time for retail investors to subscribe to such firm commitment offerings. Further, allocation decisions in such offerings are ultimately made by the underwriter and the issuer, not by us, and an underwriter and issuer may for any reason determine not to allocate shares to retail investors that are viewers of our show. See “Risk Factors – The ability of retail investors to subscribe for the securities of issuers in a firm commitment offering and be included in the underwriter’s allocation may be limited.”

For sponsors of the show, we will offer:

●	various brand building opportunities with an engaged viewing audience, and
●	product advertising and low cost generation of sales leads.

Featured Issuers and the Selection Process

We, together with certain of our partners, conduct casting to find issuers. Issuers apply through our casting site at www.goingpublic.com to be considered for our program. To ensure that potential issuers are suitable for a visual entertainment medium, we consider each applicant’s measure against a preset parameters that we have established as to entertainment value. These include:

●	Diverse background,
●	Entertaining on screen,
●	Retail products that the public can readily understand,
●	Positive social impact of the issuer / its products or services, and
●	Reputation / public profile

INE Entertainment, our anticipated production partner, also evaluates the prospective issuer from a storytelling perspective as part of the casting process, as discussed below.

For issuers who wish to conduct a “firm commitment” Regulation A offering, we expect an investment bank to, in its sole discretion, conduct appropriate due diligence and determine whether or not to engage in a firm commitment underwriting. Based on the expertise of the investment bank, we expect that these selected issuers will meet the requirements to conduct an offering under Regulation A and meet the minimum listing requirements of NASDAQ.

We began casting for Season 1 in mid-July of 2020 and have received numerous applications from issuers that have begun the screening process. Ideally, we will look to feature five issuers per Season. To the extent that more than five issuers pass the selection process, we may accelerate production for a subsequent season. To date, we have entered into agreements with four companies.

Our selection process consists of the following levels of review and assessment:

●	Level 1: Crush Capital Review for entertainment value. All prospective issuers are required to apply through our casting site at www.goingpublic.com. We will evaluate those issuers based on the criteria discussed above.
●	Level 2: INE Entertainment review. INE Entertainment, our anticipated production partner, will evaluate the prospective issuer from a storytelling perspective, based on its founders, their personality and likability, the issuer and founder narrative(s), and perceived entertainment value.
●	Level 3: Issuer Conditions. If the issuer passes the entertainment reviews, we would enter into an agreement with the issuer to appear on the show conditioned on, among other things, their engagement of Dalmore and Issuance as service providers. Dalmore will determine, in its sole discretion, whether to act as broker of record for issuers. As noted above, we intend to apply to become a broker-dealer through a subsidiary and, if successful, would expect provide broker-dealer services to featured issuers in addition to Dalmore.
●	Level 3: Investment Bank review. If an investment bank is interested in pursuing a firm commitment underwriting of this issuer’s offering, we expect that the investment bank will follow its customary procedures which it utilizes in connection with an engagement to act as an underwriter for a firm commitment securities offering, including due diligence, internal vetting, internal approvals, acceptable compensation terms, and other factors applicable to each potential transaction. In the course of its engagement, if any, we expect that the investment bank will work with the prospective issuer to determine pricing and valuation for the offering by testing the waters and/or marketing the offering to its institutional investors in order to determine the feasibility of a firm commitment underwriting. There can be no assurance that any investment bank will agree to underwrite any prospective issuer, in which case the issuer may conduct a best efforts offering or may not be included in the show.

Service Provider Partners

Our company has identified key service provider partners that we introduce to the issuers that are ultimately selected for the show to provide legal, underwriting, marketing, and other services for their offerings. These service provider partners bring a depth of experience and a coordinated approach to the offering process. While we recommend these service provider partners, with the exception of Dalmore and Issuance’s technology platform services, each issuer may use alternative service provider partners. Crush Capital acts as a liaison between featured issuers and their service providers to facilitate coordination between service providers and issuers to accommodate both the offering process schedule and production timeline. Ultimately, each issuer enters into a direct agreement with each individual service provider.

Dalmore. Dalmore is a registered broker-dealer providing services in the equity and debt securities markets, including offerings conducted pursuant to exemptions from registration under Regulation D, Regulation A, Regulation Crowdfunding and others. We have entered into a strategic alliance agreement with Dalmore providing that, in order to appear on the Series, each Issuer must have engaged Dalmore as the broker of record for the issuer’s securities offering(s) that will be featured in the Series, pursuant to Dalmore’s form of Broker of Record Agreement, as it may be revised by Dalmore, and subject to Dalmore’s agreement to act as such based on its due diligence of the issuer and its offering and in its sole discretion. If we become registered as a broker-dealer, we would expect to also provide broker services to featured issuers, in addition to Dalmore.

Assuming satisfactory results of its review, Dalmore would enter into a separate agreement with the issuer based on Dalmore’s standard form of agreement and with compensation and other terms to be agreed upon by Dalmore and each such issuer. For each such issuer, Dalmore would:

●	Review information provided in subscription documents submitted by prospective investors;
●	Notify the issuer of any missing or incomplete required information in an investor’s subscription documents
●	Perform (or cause a qualified third-party to perform) such KYC (Know Your Customer), AML (Anti-Money Laundering), and OFAC (Office of Foreign Assets Control) compliance procedures with respect to each prospective investor as appropriate;
●	Confirm, as appropriate, completion of each investor’s subscription documents and provide the issuer with confirmation of investor’s subscription in the offering;
●	Maintain the confidentiality of investor information (except as may be required to conduct the necessary background checks and procedures set forth above, to comply with requests from appropriate regulatory authorities or as otherwise required by law);
●	Provide, or coordinate the provision by a third party, of an “invest now” payment processing mechanism, including connection to a qualified escrow agent;
●	Review and approve the issuer’s marketing material, including any episodes of Going Public that feature the issuer, and make regulatory filings with FINRA of such materials as Dalmore deems appropriate or necessary prior to such materials being distributed or made publicly available; and
●	Prepare and file required materials with FINRA under the FINRA’s rules relating to compensation.

Neither Dalmore nor Crush Capital will provide any investment advice nor any investment recommendations to any investor.

Issuance. We have entered into a referral agreement with Issuance, Inc. (“Issuance”), a company founded and controlled by our Co-founder and Co-Chief Executive Officer Darren Marble, under which Issuance has agreed to provide issuers with access to and use of its securities offering subscription platform and proprietary tools and technology, negotiated third-party integrations, certain back-end tools, and other technology and operational processes for conducting, managing and/or enabling technology-driven capital raises of securities, and for maintaining and managing investor data, reporting and communications. Under this agreement, Issuance will receive a technology fee from potential investors equal to $15.95 per investor that seeks to subscribe in an offering (regardless of whether an investment is ultimately made). Under the agreement, Issuance will pay us a $13.00 referral fee for each such investor. Please see the referral agreement and the amendment thereto which are filed as exhibits to the Offering Statement of which this Offering Circular is a part.

Issuance has also agreed to provide marketing services to the five featured issuers we plan on hosting during Season 1 of Going Public prior to and through the duration of the show. If engaged by the issuer, Issuance would design the marketing campaign with each respective issuer, including digital marketing, content marketing, email marketing, and paid media marketing. Issuance has agreed to charge each featured issuer a fee of no more than $100,000 for its services, subject to any changes as may be agreed between Issuance and the featured issuer. Issuance would contract with the issuers directly.

Issuance is a consulting firm that helps clients, issuers, through the process of Regulation A securities offerings. It facilitates an issuer’s ability to run a successful capital raising campaign, offering a wide range of strategic marketing and communications services.

CrowdCheck. We have entered into a non-binding letter of intent with CrowdCheck Law LLP under which it has agreed to act as the provider of due diligence, legal and compliance services to featured issuers in Season 1 of Going Public. Season 1 issuers would engage CrowdCheck Law and pay its fees of $100,000 for each Regulation A IPO filing with the SEC, $60,000 for each standard filing under Regulation A with the SEC, and a reduced fee to be determined by CrowdCheck Law in the event the issuer has already filed a Form 1-A with the SEC. CrowdCheck Law will provide comprehensive legal and compliance services to issuers prior to and through the duration of Season 1, including preparing the offering statements to be filed with the SEC and responding to SEC comments, issuing opinions regarding legality of the offering, coordinating with the issuers’ other advisors and advising the issuer on communications with potential investors, including the content of the show.

CrowdCheck Law is an affiliate of CrowdCheck, Inc., which provides a wide range of compliance, diligence and filing services to issuers, investors and intermediaries in the online capital formation market. CrowdCheck Law is the market leader in Regulation A offerings, and its team of experienced attorneys combine deep securities knowledge with an understanding of the new online securities marketplace. CrowdCheck Law has issued the legality opinion that appears as an exhibit to the Offering Statement of which this Offering Circular forms a part.

Each issuer will also separately contract with a transfer agent, which may be Computershare given our existing relationship with them, and an escrow agent to manage the funds provided by subscribing investors. The fees for these services would be as agreed between the issuers and these agents.

The Pre-Offering and Offering Process

Firm Commitment Offerings

For those issuers that an investment bank is willing to engage in a firm commitment underwriting process, the investment bank would work with an issuer to plan its Regulation A IPO, and oversee a “Testing the Waters” campaign. If the investment bank is satisfied with the results of its “Testing the Waters” campaign, it and the issuer will agree on a definitive price per security that the issuer would include in its offering circular upon which it requests qualification. Crush Capital will recommend various service providers to that issuer including for legal due diligence and documentation, accounting and auditing, marketing assistance, escrow agent services and transfer agent services. It is contemplated that the investment bank, as firm commitment underwriter, will run a “Testing the Waters” roadshow directed to its institutional client base, which could include some investor meetings in person or virtual, as well as meetings and interactions with an issuer’s service providers, customers and board members. INE Entertainment will film such meetings, with the subjects’ consents, as well as issuer presentations for the show. Production of the series will commence prior to the qualification of an issuer’s offering statement; however, no episodes will be released (aired) until each respective issuer’s offering statement has been qualified by the SEC with a specific price per share.

The investment bank, as underwriter for the offering, may provide an allocation to retail investors, which would reduce the allocation otherwise subscribed to by its institutional customers. As to the retail investors, Issuance is providing the subscription platform, which a potential investor would access from the website goingpublic.com, that will enable retail investors to submit their requests to the investment bank and the issuer to subscribe to an offering.

Each issuer will enter into an underwriting agreement with the investment bank providing for the purchase by the investment bank of the full amount of the offering, both the retail and institutional components. Any retail investors would pay the same fixed price set by the investment bank as underwriter as institutional investors pay. Pursuant to the underwriting agreement, the investment bank would pay the issuer this fixed price less an underwriting discount agreed upon with the investment bank and each issuer.

In a traditional registered IPO, the firm commitment underwriter (or syndicate and selected dealers, if any) will soft circle investors, using a “red herring,” for the purpose of oversubscribing the offering. This is because the underwriter typically wants to know the offering will be fully or at least substantially sold, so that the underwriter will not bear the risk of buying and holding the shares as principal. When the underwriter believes that offering is sufficiently subscribed to, the offering will go effective, a definitive prospectus will be issued, subscriptions will be confirmed and “at pricing” the underwriting agreement will be signed, at which time the shares are acquired by the underwriter (thus firm commitment) and are resold to the confirmed purchasers at the fixed price. The underwriters will typically allocate portions of the offering to retail accounts in order to ensure a bona fide public distribution of the securities in accordance with FINRA rules. Much the same will happen in these Regulation A offerings except that offering would be conducted on the basis of a price fixed prior to qualification, rather than a price range. Retail investors will have an opportunity to review the definitive offering circulars for each issuer appearing on the show (a live hyperlink to each offering circular will appear clearly on each episode and will also be available from the time of qualification on goingpublic.com) and retail investors are expected to be able to formally subscribe through a broker-dealer to an investment in the securities being offered. In addition, aside from customary investor background information, the subscribers will be required to make representations concerning their status as an “accredited investor,” or their otherwise meeting financial requirements for Regulation A offerings. The investment bank would conduct roadshow meetings with institutional investors for the purpose of bookbuilding, i.e. obtaining indications of interest from institutional investors in purchasing the issuer’s securities. The timing of these roadshow meetings will depend on the progress of each issuer, and may be staggered during the season. The company expects that the investment bank would look to fully subscribe or over subscribe each offering at the price set forth in the qualified offering statement based solely on institutional investor interest. Dalmore Group, a FINRA member firm, would serve as the broker of record in respect of the retail investors that subscribe through the issuer’s subscription platform for the offering, providing the services discussed under “—Service Provider Partners” above. The subscriptions from these retail investors will be reviewed by Dalmore in order to provide a determination to the issuer whether or not to accept the use of the subscription agreement for the investor’s participation; though it is ultimately the decision of the issuer as to whether to accept an investor’s subscription agreement. The issuer would pay Dalmore a separate fee for its administrative, technology, and compliance related services in an amount that would be negotiated between Dalmore and each issuer. If we are successful in registering as a broker-dealer, we would expect to provide broker services to issuers in addition to Dalmore.

The investment bank is expected to include all issuer-accepted retail investor subscriptions in its “bookbuild” and, to the extent that the offering is oversubscribed, would determine the final allocations between institutional and retail investors and then sign an underwriting agreement with the relevant issuer. We note that allocation decisions are ultimately made by the underwriter and the issuer, not by us, and an underwriter and issuer may for any reason determine not to allocate shares to retail investors that are viewers of our show. In addition, although we would expect that the issuer’s subscription platform would be available to accept retail subscriptions as soon as an issuer is qualified, if an underwriter determines to close the offering shortly after qualification, there may be little to no time for retail investors to subscribe to such firm commitment offerings.

In the event that, following receipt of indications of interest from the investment bank’s institutional client base and from retail investors through the subscription platform, the investment bank and the relevant issuer determine to change the price per share, the issuer would file a prospectus supplement for any increase or decrease resulting in no more than a 20% change in the aggregate offering price, in accordance with Rule 253 under the Securities Act, or would file a post-qualification amendment that would need to be re-qualified by the SEC. The underwriting agreement would be signed thereafter and, for those issuers who have been accepted for quotation on NASDAQ, the securities would begin trading similar to traditional IPOs.

We expect that the final appearances for such issuers would show the NASDAQ celebrations or “bell-ringing” ceremonies. These final appearances may be staggered during the season depending on the progress of each issuer’s offering. Closing and settlement would follow traditional IPO timing (T+2), with funds from institutional investors and funds held in escrow on behalf of retail investors being paid to the relevant issuer after deduction of the investment bank’s underwriting discount and other relevant offering expenses, as applicable. Retail investors would be allocated securities, based the investment bank’s allocation determination discussed above, and would be refunded by the escrow agent for any amounts paid in excess of the price of the securities that have been allocated.

Best Efforts Offerings

Featured issuers which have not engaged an investment bank to conduct a firm commitment offering will conduct a Regulation A offering on a best efforts basis, with Dalmore acting as broker of record along with us once we become registered as a broker-dealer. Crush Capital will recommend various other service providers to these issuers including for legal due diligence and documentation, accounting and auditing, marketing assistance, escrow agent services and transfer agent services, as discussed under “Service Provider Partners” above. These issuers would file an offering statement with the SEC, determining the duration of, and the price for, their offerings in their sole discretion, and ultimately request qualification from the SEC. We will not provide access to issuer’s “testing the waters” pages on the goingpublic.com website.

After an issuer’s offering statement has been qualified, the issuer will then be included as a featured issuer on Going Public. Retail investors will have an opportunity to review the definitive offering circulars for each issuer appearing on the show (a live hyperlink to each offering circular will appear clearly on each episode and will also be available from the time of qualification onwards on goingpublic.com) and to formally subscribe to an investment in the securities being offered. Aside from customary investor background information, the subscribers will be required to make representations concerning their status as an “accredited investor,” or their otherwise meeting financial requirements for Regulation A offerings. Dalmore will serve as broker of record in respect of investors that subscribe to the issuer’s offering through the subscription platform, providing the services described under “– Service Provider Partners” above. The subscriptions from these retail investors will be reviewed by Dalmore in order to provide a determination to the issuer whether or not to accept the use of the subscription agreement for the investor’s participation; though it is ultimately the decision of the issuer as to whether to accept an investor’s subscription agreement. The issuer would pay Dalmore a separate fee for its services in an amount that would be negotiated between Dalmore and each issuer. If we are successful in registering as a broker-dealer, we expect to provide broker services to featured issuers in addition to Dalmore. Prior to that time, Crush Capital will have no involvement in the pricing and other terms of these Regulation A offerings.

As these issuers receive subscriptions, they may conduct closings and sell securities to investors from time to time, subject to any minimum offering amount set forth in the offering circular, and are expected to terminate their offerings once their respective maximum offering amounts are reached or at some earlier point in time, as they determine in their sole discretion. In the event that any issuer conducting a best efforts offering does not terminate the offering on or before final episode of the show airs, its campaign page may remain active and available for further subscriptions.

The Show

Format. Going Public will be produced in a serialized narrative format. Season 1 is envisioned as 10 twenty-two minute episodes. We expect to air the first episode in early 2022. INE Entertainment has selected Lauren Simmons to act as host for Season 1 of Going Public. Ms. Simmons was the second African American female trader in the history of the New York Stock Exchange as well as the youngest. She was named to Harper’s Bazaar’s Women Who Lead 2019 list and Politico’s Women of Impact, and is an author and speaker on personal finance for women, young people and minorities. Ms. Simmons’ compensation will be included within INE Entertainment’s production costs that comprise the production budget discussed under “– Production” below.

The show has a continuous plot that unfolds in sequential episode-by-episode fashion, following the paths of five featured issuers over the course of the season as they strive to market their deal, raise capital and complete their Regulation A offering. While the bulk of the series will be produced prior to airing, for featured issuers that will have their securities quoted on the NASDAQ, the celebrations, or “bell-ringing” ceremonies, will be filmed in real-time at the NASDAQ MarketSite in Times Square, New York.

Viewers will be introduced to multiple featured issuers who have qualified their offering statements with the SEC prior to airing. The featured issuers will be able to demonstrate their business acumen and passion for their mission, seeking to create an emotional bond with the audience. In the early episodes, the chief executive officers and other members of senior management are expected to share their vision, mission, and history of the company. As the season progresses, the featured issuers may begin their capital raising journey by meeting with investors, participating in public relations events and creating retail awareness for their offering. Along the way, issuers are coached by icons of entrepreneurship, who give business advice and constructive criticism, and may even invest in the offering themselves.

For each issuer that lists on NASDAQ, its final appearance on the show, following the signing of an underwriting agreement with the investment bank, will capture the “bell-ringing” ceremonies reflecting the start of trading, celebrations and interviews with executives and others. These final appearances may be staggered during the season depending on the progress of each issuer’s offering.

We anticipate that we may initially contract with more than five issuers that pass through the selection process and we and other service provider partners would progress with all issuers, filming each issuer’s story prior to qualification and any meetings with potential investors and roadshows. To the extent that one or more issuers fails to qualify, the raw footage filmed prior to broadcast would be edited to only include issuers that have qualified their offering statements with the SEC. We believe that the show will need at least three featured issuers who have qualified offering statements to have sufficient content for an entire series. The show will not be aired until at least three issuers’ offering statements are qualified by the SEC, although subscriptions may be made on the issuers’ subscription platforms promptly after qualification.

Production. We have entered into a master production services agreement and statement of works for Season 1 with INE Entertainment, based in Studio City, California, under which they will produce Season 1 of Going Public for an estimated production budget of approximately $1,760,000, based on the agreed scope of work and anticipated timeline. INE Entertainment will produce Season 1 and render all services related thereto, including the engagement of all personnel (including Ms. Simmons as host), equipment and third-party services. Under the agreement, we would be separately responsible for certain costs, including any public performance music royalties and the costs of engaging all on-camera mentors and cast members other than Ms. Simmons. We have full creative and business control over the production and own the show and all rights to all material and/or intellectual property created in connection with the show, including the show content, under the agreement. We intend to exercise our creative control in coordination with the issuer, Dalmore and any underwriter for a firm commitment underwriting. The above production budget includes INE Entertainment’s fee of 10%. The agreement and related statement of works is filed as an exhibit to the Offering Statement of which this Offering Circular forms a part.

INE Entertainment was founded by Mark Koops and Eric Day, who have been on the cutting edge of innovative content for more than 15 years. Together they’re responsible for developing, creating, and showrunning thousands of hours of programming, including unscripted TV juggernauts The Biggest Loser (NBC) and Masterchef (Fox) and groundbreaking non-linear projects like the real-time doc series @Summerbreak, the Emmy-nominated comedic anthology The Crossroads of History, and the Emmy-nominated hybrid comedy Making a Scene with James Franco.

INE Entertainment, their full-service independent production company, was founded in 2011, born out of a mission to combine great storytelling with innovative producing as the best way to serve tomorrow’s linear and non-linear distributors, an increasingly diverse community of talent in front of and behind the camera, and the progressively dynamic relationship between audiences, media platforms, and brands.

Distribution. We have entered into a distribution and promotion agreement with Entrepreneur Media, Inc. Season 1 will be promoted and distributed by Entrepreneur Media, Inc., streaming on www.entrepreneur.com, which boasts millions of customers, fans, and followers across its network. Going Public will be published on entrepreneur.com with a show specific “watch” page on which all episodes will be aggregated. Through the 181st day following the release date of episode 10 of Season 1, Entrepreneur Media, Inc. will provide a show-specific “watch” page for Going Public and also publish the show through various other digital platforms, including social media, streaming video Apps and potentially third-party distribution outlets. Entrepreneur Media, Inc. will also actively promote Going Public during this time. We will retain full control over the production of the show, with content being determined by the relevant issuer, and subject to approval by its broker-dealer and any firm commitment underwriter.

Entrepreneur Media, Inc. boasts nearly 15 million followers across their social platforms as well as over 14 million unique visitors to entrepreneur.com each month. Suffice to say, millions of viewers could have an opportunity to watch the unique journey of entrepreneurs raising capital on Going Public.

Sponsorship and Product Placement. Creative Artists Agency (“CAA”) represents INE Entertainment and Going Public in pursuit of securing one or more corporate sponsors for the show. We also intend to establish relationships with companies seeking to facilitate sales of their products linked to our show through affiliate agreements.

The Goingpublic.com Website and the Subscription Platform

While watching the show, viewers will be able to visit goingpublic.com. Initially, goingpublic.com will give viewers access to each featured issuer’s subscription platform where they can request to invest in a featured issuer from their mobile device or computer. Once we have registered our own broker-dealer, investors may be able to invest through an aggregated platform operated by our broker-dealer subsidiary.

From the webpage streaming the show, viewers will have access to all of the qualified offering circulars via a clickable hyperlink and will be able to “click” to be brought to the issuer’s subscription platform. When viewers take this action, the viewer will be navigated to goingpublic.com. Potential investors will also be able to log into goingpublic.com directly. The website will provide access to the subscription platform maintained by the issuers currently featured on the show with active offerings, as well as other issuers whose best efforts offerings continue following the end of a season. Prospective investors can subscribe to one or more active offerings at their sole discretion. Each issuer will be represented by an issuer branded digital box that will include two digital buttons: “Invest Now” and “Click to Read the Offering Circular.”

If a potential investor is interested in investing in an issuer, that potential investor will begin the subscription process with the issuer by providing its relevant information and indicating the amount it wishes to invest in a particular issuer. Once that is completed, the subscription platform will provide the potential investor with instructions for payment of funds. Investor subscriptions submitted through the subscription platform will be reviewed by the issuer and its broker-dealer. Until we operate a subscription platform through a future broker-dealer subsidiary, communications from the issuer’s platform will be sent in the name of the issuer, not the company or Going Public. We will play no role in executing or settling transactions, transmitting funds or securities, and are not responsible for payment or delivery. These functions will be the responsibility of the issuer, its broker-dealer and/or escrow agent.

Issuance, an affiliate of the company, is providing us strategic consulting services in connection with Regulation A offerings pursuant to a master services agreement and related statement of work for a fee of $25,000. In addition, pursuant to a referral agreement, it is also providing issuers with access to and use of its securities offering subscription platform and proprietary tools and technology, negotiated third-party integrations, certain back-end tools, and other technology and operational processes for conducting, managing and/or enabling technology-driven capital raises of securities, and for maintaining and managing investor data, reporting and communications. Under this agreement, Issuance will receive a technology fee from potential investors equal to $15.95 per investor that seeks to subscribe in an offering (regardless of whether an investment is ultimately made). The master services agreement and related statement of work and the referral agreement, as amended, are each filed as an exhibit to the Offering Statement of which this Offering Circular forms a part.

Strategy

Crush Capital believes the show will engage viewers through high-impact entrepreneur-focused story-telling, creating a bond between the viewer and the featured Going Public issuers. We believe powerful story-telling together with interactive engagement will enable us to establish and quickly grow a viewer base. We intend to apply to become a registered broker-dealer and have engaged Luxor Financial Group to assist us in this effort. If we are successful, we would be able to increase revenue through the provision of additional services, including charging commission-based fees to featured issuers or investors.

Furthermore, we believe the companies featured on the show will be able to attract new categories of potential investors that may not have otherwise been aware of opportunities to invest in these types of companies or may have not had interest in the more formal/traditional formats.

We intend to expand production, effectively airing multiple seasons per calendar year and creating various verticals that will allow us to further grow the base of subscribers who may have specific interest in core areas, such as real estate, fine art, music/media, and other verticals where we can produce dynamic content.

Once we operate a subscription platform through a broker-dealer subsidiary, we will build valuable customer data. Once subscribers create accounts on the subscription platform, Crush Capital will collect multiple forms of customer data and transform it into a unified customer view. Customer data supports every aspect of a modern business, from marketing to service to merchandising to privacy and beyond. Customer data provides much of the power of digitalization: It facilitates target advertising, customizes product placement by sponsors, predicts behaviors, optimizes processes, and measures results. We expect to leverage a continually increasing audience and subscriber base to not only benefit our core business but to build on it through:

●	targeted sponsorship and advertising opportunities,
●	expanding the functionality of the subscription platform and leveraging our relationships with our service provider partners and others to address the needs of a broader range of companies at various stages of their development,
●	attracting A-List celebrity-endorsed businesses to feature on the show,
●	enlisting A-List talent to support featured issuers, including as mentors, host(s), video bloggers and other influencers, and
●	expanding the business to facilitate international distribution or licensing our format for use in international markets

Market

Amended Regulation A, popularly known as “Regulation A+,” became effective June 19, 2015. Regulation A has two tiers. Issuers conducting offerings hosted on our website will be utilizing Tier 2, which has a maximum offering of $75 million within a twelve month period and facilitates a national offering by pre-empting state qualification and registration requirements (unlike Tier 1). The SEC published a look-back study and analysis in March 2020, and reported as of December 31, 2019, that under Tier 2, it qualified 277 offerings seeking up to $8.3 billion. During this period, $2.2 billion had been reported as raised. According to the report, during 2019, reported aggregate proceeds under Tier 2 of nearly $1 billion were raised from 39 issuers. The aggregate reported proceeds increased approximately 47% from the amount in 2018 ($675 million).

We believe the market for Regulation A, Tier 2, will continue to grow as more companies become aware of the ability to raise capital through crowdfunding platforms. Because it permits a maximum raise of $75 million every 12 months, we believe this rule is well suited for small and midsize businesses. Further, the recent legislative change to permit SEC-reporting companies to make offerings in reliance on Regulation A could expand the potential market for our services to smaller public companies. We expect to continue to see increasing numbers of companies conducting offerings under Regulation A. We believe our company, ultimately combining a subscription platform for issuers and investors, accessed through our website goingpublic.com, with a production storyline will be well positioned to capture the interests of issuers in our target category, though we may encounter increasing competition from other crowdfunding platforms that may look to model our approach.

Competition

There are many and diverse types of programming available to the general public, both through traditional television media as well as online content. In order to succeed, we will need to attract a sufficient viewer following of persons who are engaged in following the progress of the issuers that are featured. We are only aware of a limited number of competitors that give viewers of a show the opportunity to invest and less that showcase seasoned or established issuers engaging in financing that are open to accepting investments from viewers.

We will compete with other programming focused on businesses raising capital, such as Shark Tank, Elevator Pitch (hosted by Entrepreneur Media, Inc., our distribution partner), as well as similarly themed programs such as The Profit. We will also compete with numerous crowdfunding and fundraising platforms to attract issuers that will appeal to investors. While these platforms do not currently provide both the comprehensive service offering that we, along with our partners, expect to offer, the fees charged by these platforms may be more attractive than ours. Further, many of these platforms have an established investor base, which may be appealing to the issuers we are looking to attract to participate in our program. In addition, competing crowdfunding and fundraising platforms may modify their product offerings to expand their services and present similar issuer-focused productions to compete with us more directly. Many of our competitors, particularly production content providers, are larger companies with significant cash reserves that would allow them to compete aggressively with us. Many of our crowdfunding and fundraising platform competitors have established businesses with greater experience than us in operating in a regulated environment. As a result, our competitors may be able to adapt more quickly to changes impacting our industry.

Intellectual Property

We have received a Class 41 Service Mark from the United States Patent and Trademark office for the name Going Public, Reg. No. 6,197,004 with Ser. No. 88-786,649 which was filed on 02-05-2020 and Registered Nov. 10, 2020. Additionally, we own our domain name, goingpublic.com, as well as a number of other domain names with different suffixes. We also obtained a CompuMark U.S. Full Entertainment Search Report for Going Public as an interactive series which reflects that the phrase GOING PUBLIC is available for our use as the title of an interactive series for Entrepreneur Media, Inc. The use of this title may include theatrical, non-theatrical, television (standard and non-standard), home video, DVD and Multimedia/CD ROM, online and computer games, and print publishing and merchandising directly derived from the program.

Employees

We have 4 full-time employees, which includes our Co-Chief Executive Officers, as well as 8 contractors providing services to us.

Regulation

Broker-Dealer Registration Requirements

Our initial planned activities involve airing a television show and providing a website that will provide investors with links to an investment platform operated by featured issuers and their third-party broker-dealers, with no discretion on our part as to which investors seek to invest in which issuers. We are not currently registered as a broker-dealer and do not believe that we would be required to register in order to engage in our initial planned activities because they would not constitute “engaging in the business” of effecting transactions in securities. In particular, we will not engage in the following activities:

●	Actively soliciting investors;
●	Negotiating the terms of an arrangement between issuers and investors;
●	Accepting compensation related to the success or size of the transaction or deal;
●	Handling funds or securities relating a transaction;
●	Extending credit to investors; and creating the market and help negotiate the price between buyers and sellers;
●	Holding ourselves out as providing securities-related financial services (other than airing the series and providing links to facilitate interaction between investors, issuers and their broker-dealers); or
●	Providing any advice, endorsement, analysis or recommendation about the merits of an investment in any issuers for which are featured on the show.

There has been limited regulatory guidance as to the circumstances in which state or federal broker-dealer registration requirements apply to websites that connect investors, issuers and broker-dealers, and such guidance as it exists generally predates the technological developments of the last couple of decades. Advocates such as the American Bar Association’s Private Broker Task Force have long urged the Commission and the Staff to provide clearer guidance as to what it means to be “engaged in the business” of effecting securities for others and thus triggering the broker-dealer definition. The Commission’s recent Proposed Exemptive Order (the “Finders Release”) regarding the activities of finders provided useful context as the Commission’s thinking in some areas, but the SEC has not provided any guidance addressing websites like ours. We do not believe that our website or the show’s functions implicate any of the non-exhaustive factors outlined in the Finder Release as potential indicators of broker-dealer status. In particular, we believe our role in allowing issuers to promote themselves through the series, and providing links that allow interactions between investors, issuers and broker-dealers is similar to those of other non-financial technology or other service providers to which the staff of the SEC has previously issued “no-action” letters, indicating that the staff would not recommend enforcement action against those parties for failing to register as a broker-dealer. These include firms that would broadcast over the internet “road shows” relating to public offerings, and those that would provide technological connectivity between various securities market participants, in each case subject to conditions that we believe similarly apply to us—such as our being compensated without regard to the size or success of a transaction, and the performance by a registered broker-dealer of all substantive financial services.

We expect to expand the scope of our services, and alter our compensation model in the future, such that we may be required to register as a broker-dealer to engage in those planned activities. As a result, we intend to apply for registration as a broker-dealer through a subsidiary and have engaged Luxor Financial Group to assist us in this effort. Operating as a broker-dealer requires registration with the SEC as well as various states, and generally obtaining and maintaining membership in FINRA as well as the Securities Investor Protection Corporation (“SIPC”). Certain of our personnel will also be required to register with states and FINRA as associated persons and satisfy all applicable qualification requirements.

SEC and FINRA Requirements

Once our subsidiary becomes a broker-dealer, it will be required to comply with extensive statutory requirements, SEC regulations, and FINRA rules. These include, among other things, requirements relating to sales and trading practices and reporting requirements, client onboarding, advertising and marketing, publication or distribution of research, margin lending, uses and safekeeping of clients’ funds and securities, capital adequacy, recordkeeping, reporting, fee arrangements, disclosures to clients, suitability, acting in client’s best interests when making recommendations to retail customers, customer privacy, data protection, information security and cybersecurity, the safeguarding of customer information, the sharing of customer information, best execution of customer orders, public offerings, customer qualifications for margin and options transactions, registration of personnel, business continuity planning, transactions with affiliates, conflicts, and the conduct of directors, officers and employees.

Liability

The information presented on our website and included in the show will be prepared by the issuers themselves subject to approval by their broker-dealer. Section 12(a)(2) of the Securities Act, which applies to Regulation A, imposes liability for misleading statements not only on the issuers of securities but also on “sellers,” which includes brokers involved in soliciting an offering. Rule 10b-5 under the Exchange Act generally imposes liability on persons who “make” statements, which may include us. Further, we may also face liability from existing anti-fraud rules and statutes under the securities laws. For instance, under Section 9(a)(4) of the Exchange Act anyone who “willfully participates” in an offering could be liable for false or misleading statements made to induce a securities transaction.

If we were to become registered as a broker-dealer, we would be subject to heightened standards and additional potential sources of liability, in addition to potential liability under Section 12(a)(2) and Rule 10b-5. Broker-dealers may also be subject to liability for failure to comply with SEC and FINRA requirements, including claims that we can be held liable for the behavior of our agents (control person liability), claims regarding recommendations being unsuitable or not in retail investors’ “best interest,” violations of breach of contract, common law claims of fraud and various claims under state laws.

Data Privacy Regulation

As a result of our collection of investor data, in addition to those obligations that will in the future apply to us as a broker-dealer, we will be subject to state laws that regulate data collected over the internet. The California Consumer Privacy Act (“CCPA”) was signed into law on June 28, 2018, and went into effect on January 1, 2020. On June 1, 2020, the Office of the California Attorney General submitted the final proposed regulations package under the CCPA to the California Office of Administrative Law. New York, Maryland, Massachusetts, Hawaii and North Dakota have proposed similar legislation.

CCPA grants California consumers robust data privacy rights and control over their personal information, including the right to know, the right to delete, and the right to opt-out of the sale of personal information that businesses collect, among other things. Under the CCPA, consumers have a right to access the categories and specific pieces of personal information held by businesses and to know the uses of that information by a business. The CCPA has very broad definition of personal information: “information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular consumer or household.” Businesses cannot sell consumers’ personal information without providing a web notice (“a clean and conspicuous link”) and giving them an opportunity to opt-out. There is also a “right to delete,” with some exemptions, consumer personal information on request. The CCPA also gives consumers a right of action to sue if they are the victim of a data breach or for a violation of their rights under the CCPA. It also gives the state Attorney General the ability to sue on behalf of residents. We will be required to provide consumers with a comprehensive description of our online and offline practices regarding the collection, use, disclosure, and sale of personal information and of the rights of consumers regarding their personal information.

THE COMPANY’S PROPERTY

We have entered into membership agreements for our two officers and directors for a co-working space at Spring Place in Beverly Hills, California. The shared work space is a communal space for members with no assigned offices or conferences room.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this report. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Unless otherwise indicated, the latest results discussed below are as of June 30, 2021.

Overview

Our company was formed on June 20, 2017 (“Inception”) in the State of California as a limited liability company under the name Trojan Horse Media Group, LLC. On May 4, 2020, this entity was converted from a California limited liability company into a Delaware corporation under the name Crush Capital Inc. in the State of Delaware. We have a limited operating history, and no revenue generating activity to date.

Our financial statements have been prepared on a going concern basis. To date, we have incurred net losses, negative cash flows from operations, and require additional working capital to develop, produce and distribute Going Public. These factors, among others, raise substantial doubt about our ability to continue as a going concern within one year after the date that the financial statements are issued.

During the next 12 months, we intend to fund our operations through revenues from operations, related party advances, and the sale of equity and/or debt securities, including this offering and our offering of Series A and Series A-1 Preferred Stock under Rule 506(c) of Regulation D, discussed below. There are no assurances that we will be able to raise capital on terms acceptable to us. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of planned operations, which could harm our business, financial condition and operating results.

Results of operations

Six Months Ended June 30, 2021 and Six Months Ended June 30, 2020

	For the six months ended June 30,
	2021	2020
	(unaudited)	(unaudited)
Revenues	$187,373	$—

Operating Expenses:
General and administrative	1,508,593	288,946
Sales and marketing	257,790	5,160
Total Operating Expenses	1,766,383	294,106

Operating Loss	(1,579,010)	(294,106)

Net loss	$(1,579,010)	$(294,106)

Revenues recognized in the six months ended June 30, 2021 reflects the fair value of shares and warrants received from a participant on Going Public.

General and administrative expenses consist of operating costs for our ongoing operations. The largest change between the six months ended June 30, 2021 and 2020 was the accrual of bonuses to the Co-CEOs of $864,000. These bonuses were based on the achievement of defined goals and are calculated as a percentage of the annual compensation of these two individuals. Other differences include an increase in legal and accounting expense of $125,000 and the administrative costs surrounding preparation for the Going Public series. In addition, costs of $209,611 and $87,228 were incurred during the six months ended June 30, 2021 and 2020, respectively, which were capitalized as deferred offering costs.

We received payments of $500,000 in the six months ended June 30, 2021 in connection with our entering into agreements with two of our three featured issuers during the period. These payment are reflected as deferred revenue on our balance sheet and will not be recognized as revenue until the show is distributed. See Note 2 to our unaudited June 30, 2021 financials statements.

We expect to generate revenue through: (1) upfront payments from our featured issuers (2) advertising revenue from corporate sponsors, (3) referral fees from Issuance and (4) to a lesser extent, sales commissions from non-investment product sales by third parties through our website. We intend to charge each of our selected featured issuers a fee of $250,000 plus equity based consideration, as discussed under “—Plan of Operation” below. We expect to incur operating costs related to the production of our show, the development of our website and subscription platform and increased staffing to support our operations.

Year Ended December 31, 2020 and Year Ended December 31, 2019

	For the year ended December 31,
	2020	2019

Revenues	$—	$—

Operating Expenses:
General and administrative	1,528,669	160,536
Sales and marketing	90,053	188
Total Operating Expenses	1,618,722	160,724

Operating Loss	(1,618,722)	(160,724)

Net loss	$(1,618,722)	$(160,724)

The largest change in general and administrative expenses between the years ended December 31, 2020 and 2019 was salary expenses of $268,570 and $0, respectively. Other differences comparing the years ended December 31, 2020 and 2019 were as follows: (1) guaranteed payments increased from $50,000 in 2019 to $240,000 in 2020, (2) travel costs increased from $1,783 in 2019 to $27,103 in 2020, (3) production expenses increased from $0 in 2019 to $77,218 in 2020 and (4) public relations were $0 in 2019 compared to $75,384 in 2020. Our expenses for legal and professional services for the year ended December 31, 2020 were $218,896 compared to the year ended December 31, 2019 which were $54,098. In addition, legal fees of $87,228 and $0 were incurred during the years ended December 31, 2020 and 2019, respectively, which were capitalized as deferred offering costs.

Liquidity and Capital Resources

As of June 30, 2021, our cash and equivalents were $2,764,012, reflecting the net proceeds of our equity sales, consisting of sales of Preferred Units, prior to our conversion to a Delaware corporation, and of Series A Preferred Stock and Series A-1 Preferred Stock and Warrants, less amounts used to fund our ongoing expenses. We are an early stage company and have not generated significant revenue to date. Our cash utilization rate is currently approximately $175,000 per month.

To date, we funded our operations primarily through the issuance of equity securities and cash contributions from our founders and Co-Chief Executive Officers, Darren Marble and Todd Goldberg. In 2019, prior to our conversion to a Delaware corporation, we sold Preferred Units for gross proceeds of $100,000 and in 2020, we sold an additional 375,000 Preferred Units, raising $375,000 through May 2020. We have also issued equity in exchange for services in both 2019 and 2020. In 2020, we commenced an offering of our Series A Preferred Stock under Rule 506(c) of Regulation D under the Securities Act, providing for an offering of up to $3,000,000 at a purchase price of $0.18296. Beginning in June 2020 and through March 10, 2021, we issued 15,221,915 shares in the offering for $2,785,002 in gross proceeds. In June 2021, we commenced an offering of Series A-1 Preferred Stock plus Warrants which terminated in July 2021, under which we issued 7,303,000 shares of Series A-1 Preferred Stock and Warrants exercisable for 3,651,493 shares of Non-Voting Common Stock at an exercise price of $0.4108, and received gross proceeds of approximately $3,000,000. We have used a portion of the proceeds of these offerings to partially fund our production costs and initial costs related to our application to register a broker-dealer. In July 2021, we commenced an offering of Non-Voting Common Stock of up to 6,998,686 shares of Non-Voting Common Stock for a purchase price of $0.715 per share. The offering is ongoing and, as of December 31, 2021, we have sold 1,272,726 shares of Non-Voting Common Stock for gross proceeds of approximately $910,000.

We also issued warrants in exchange for advisory services in 2021. As of December 31, 2021, these warrants consisted of a warrant, which has been exercised, to purchase 2,732,838 shares of Non-Voting Common Stock at $0.18296 per share, a warrant, which has been exercised, to purchase 2,732,838 shares of Series A Preferred Stock at $0.18296 per share, a warrant to purchase 422,000 shares of Non-Voting Common Stock at a purchase price of $0.715 per share and a warrant to purchase 210,486 shares of Non-Voting Common Stock at a purchase price of $1.145 per share.

Plan of Operation

We commenced casting in mid-July 2020 for potential featured issuers for Season 1 of Going Public and to date have entered into agreements with four issuers that passed through the selection process. Companies selected for Season 1 will pay a cash fee to Crush Capital of $250,000 each plus warrants exercisable for equity of the type proposed to be offered by the issuer, in the same fixed dollar amount for each issuer, or warrants for other securities or cash in the event that an issuer’s offering is not successful. The cash portion of the fee will be an upfront payment to the company in advance of any production or filming. Similarly, the payment warrants will be contractually committed upfront in advance of any production or filming. The compensation paid to us by featured issuers, whether in cash or in warrants, will not be refundable if an offering is unsuccessful. In determining the amount of equity underlying the warrants of each issuer, the company will ensure that it will not acquire a controlling interest in any of the issuers upon exercise thereof. Furthermore, it will determine the amount of any equity underlying such warrants to ensure that its ownership in any featured issuer will represent significantly less than 10% of an issuer’s outstanding capital. We will not acquire equity in any amount that would grant us any level of “control” over the operations of an issuer.

Cash Fees of at least $1,250,000 from our first five featured issuers plus existing cash on hand, along with a minimum raise in this offering of $1,000,000 would fully fund pre-season and in-season promotion and production of Season 1. We anticipate that we may initially sign on more than five issuers that pass through the selection process, which would provide additional revenues and increase our estimated production budget. To the extent that one or more issuers fails to qualify, these issuers would not be included in the show. We believe that we would need at least three issuers that have had their offering statements qualified by the SEC to have sufficient content for an entire series. If only three issuers are qualified, we would need to have raised at least $1,000,000 in this offering to fully fund Season 1. If we fail to raise a sufficient amount in this offering to fund Season 1, we would need to secure additional financing. As discussed in “Risk Factors” above, the COVID-19 pandemic and resulting additional health and safety measures required for filming may increase our expected costs of production.

We also expect to receive referral fees from Issuance equal to $13.00 per investor that seeks to subscribe in an offering through an issuer’s subscription platform provided by Issuance (regardless of whether an investment is ultimately made). CAA is representing INE Entertainment and us attempting to secure one or more corporate sponsors for the show Going Public, which would bring in incremental revenue. The amount of any incremental revenue from these sources is uncertain at this point and therefore has not been factored into this discussion, though we would expect that some of this sponsorship revenue and revenue from other fees may be received by the end of 2020 and the first half of 2021, assuming we have launched the show and at least one of the featured issuers has begun accepting subscriptions during that time frame.

We have taken a coordinated and strategic approach to promotion and marketing. The costs consist of the milestone payments to Entrepreneur Media, Inc. which will promote Going Public across their network. If we raise $5,500,000 or more in this offering, we intend to enhance our marking and promotional campaigns for Going Public in the following areas: digital marketing, content marketing, email marketing, and paid media marketing.

We will incur production costs of an estimated $1,760,000 payable to INE Entertainment to produce Season 1 of Going Public.

Finally, we have taken a strategic approach to our business, referring clients to Issuance to provide a subscription engine that integrates with other professional service providers that have existing API’s (i.e., escrow and transfer agent) allows us to minimize our capital outlay for Season 1. We intend to apply for registration as a broker-dealer, which we anticipate may cost up to $500,000, including initial net capital and legal and compliance fees. We will continue to review options to internalize the related technology infrastructure.

Provided we raise the maximum amount in this offering, we intend to fund significant promotion and marketing for Season 1 of Going Public, build and/or acquire some or all necessary core technology and service provider components to ultimately reduce costs and overall reliance on third parties, secure an A-List celebrity as a spokesperson for Going Public and contract with A-List influencers to promote the show and its episodes; hire the team to facilitate our operations in finance, technology, engineering, compliance, security, business development and sales and marketing.

We estimate that net proceeds from the maximum offering amount would fund our operations for a period of at least two years, assuming no incremental revenue above the upfront cash fees paid by our featured issuers. With our contemplated cost structure, operating plan and revenue model, we estimate reaching breakeven by the end of 2023.

Please see “Use of Proceeds” for a breakdown of specific amounts that we currently estimate spending at 25%, 50% 75% and 100% of the maximum offering amount.

Trend Information

In March 2020, large segments of the U.S. and global economies were impacted by COVID-19 and a significant portion of the U.S. population became subject to “stay at home” or similar social distancing requirements, which had a significant impact on the film industry. Enhanced health and safety measures are in effect in Los Angeles and may be in effect in other areas where we film the show, which may cause our production costs to be higher than they would have been otherwise. While we have complied, and believe we will continue to be able to comply, with any required health and safety measures during the production of the show, we may experience reluctance on the part of issuers and others to participate in filming and other activities while COVID-19 remains a risk.

We have negotiated terms covering most of the key components of our cost structure for Season 1 of Going Public but we would anticipate those cost to increase over time. We also expect to record significantly higher operating costs, including payroll and other administrative expenses, starting when we begin production and increasing thereafter to support our operations and the administration of our website and, once we register a subsidiary as a broker-dealer, the subscription platform.

See the section entitled, “Implications of Being an Emerging Growth Company” at the beginning of this Offering Circular for a discussion of the modified reporting requirements for “emerging growth” companies that we may take advantage of should be become a public reporting company.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The company’s executive officers and directors are listed below:

Name	Position	Age	Date Appointed to Current Position	Approximate Hours Per Week (if part-time) / full-time
Executive Officers
Darren Marble	Founder and Co-Chief Executive Officer	41	June 2017	full-time
Todd M. Goldberg	Founder and Co-Chief Executive Officer	44	June 2017	full-time
Directors (1)
Darren Marble	Director	41	June 2017
Todd M. Goldberg	Director	44	June 2017

(1)	Although we currently have 2 directors, our Voting Agreement contemplates the election of a third director to be agreed between, and designated by, Darren Marble and Todd Goldberg. We have no current plans to add a third director at this time.

Darren Marble – Founder, Co-Chief Executive Officer and Director

Darren Marble is a serial entrepreneur. In 2018, Darren co-founded Issuance, a leading provider of software as a service (“SaaS”) solutions for Regulation A issuers. Beginning in 2015, Darren was the Founder and Chief Executive Officer of CrowdfundX, a financial marketing firm focused on direct-to-investor retail marketing in connection with Regulation A offerings. CrowdfundX was acquired by Issuance in 2019 and Darren remains the CEO at Issuance. Darren co-founded the Crowd Invest Summit and is a contributor to Business Insider, Inc. and CryptoSlate. His insights have been featured in the Wall Street Journal, the New York Times, Forbes and the Los Angeles Business Journal. Darren attended the University of California, Los Angeles from 1998 to 2002 with a focus on Psychology.

Todd Goldberg – Founder, Co-Chief Executive Officer and Director

Todd M. Goldberg first became involved with start-ups in the medical device industry when he joined Advanced Bionics, (an Alfred Mann company) as a Territory Manager roughly 17 years ago. Advanced Bionics was acquired by Boston Scientific and a new division at Boston Scientific was created named Neuromodulation. In 2008, he joined Neuronetics, Inc., another medical device start-up where he was Director of Sales and spearheaded the sales effort for the first ever medical device approved to treat Depression - The NeuroStar TMS Therapy System. Amongst the first employees hired to lead the commercial team for the product, Todd built the go-to-market strategy, marketing plan, commercial execution plan, and ultimately the “Practice Success Plan”, which is still in effect today. Todd accompanied CEO/CFO of Neuronetics on several roadshow presentations as the company raised several rounds of private venture capital, and completed a Nasdaq-listed IPO in 2018. In 2016, Todd joined Surgical Theater, a virtual / augmented reality medical technology start-up, as Senior Vice President of Sales & Marketing, where Todd was instrumental in building the commercial execution, expansion, clinical, and marketing blueprint and accompanied the company’s founders in several private venture capital pitches, ultimately securing several rounds of funding to facilitate significant growth over 4 years. Todd received a BA in Communications from San Diego State University with Emphasis in Advertising.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2021, we compensated our executive officers as follows. Neither person received additional compensation for their service as directors.

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Darren Marble	Co-Chief Executive Officer	$240,000	$150,000	$390,000
Todd M. Goldberg	Co-Chief Executive Officer	$240,000	$90,000	$330,000

In December 2020, we entered into employment agreements with each of our Co-Chief Executive Officers, which are filed as exhibits to the Offering Statement of which this Offering Circular forms a part.

The key terms of these agreements are identical for both of our Co-Chief Executive Officers and contain the following terms:

●	An annual base salary of at least $240,000.
●	A term of three years.
●	Eligibility to participate in the company’s 2020 Bonus Plan, which provides for the payment of a target award upon achieving certain performance goals, as determined by a committee of the Board consisting of not less than two directors. Specific target awards and performance goals are expected to consist of quarterly performance incentives with a tiered structure – each executive would receive 15% or 30% of his annual base salary (60% or 120% on an annualized basis) for the fourth quarter of 2020, and 80% or 180% of his annual base salary for the 18-month period ending June 2021 if he meets or exceeds, respectively, certain performance goals. For the fourth quarter of 2020, both Co-CEOs met the requirements for the higher bonus level, payable during 2021 in cash or shares of Common Stock.
●	A one-time discretionary bonus of $252,000 relating to the period from October 1, 2019 to September 30, 2020, payable no later than March 15, 2022, in either cash or equity-based securities.
●	An amount of compensation upon a termination without cause or resignation for good reason equal to three times his annual base salary, or four times his annual base salary if such termination without cause or resignation for good reason follows a change of control.

Each executive will receive certain perquisites, or “perks,” including a monthly auto lease allowance of $1,500. We may also provide each executive with an executive gym membership and membership in a number of social or golf clubs. Each executive will also be entitled to typical employee benefits, including vacation, holidays, sick days, life insurance, and medical and dental insurance. They will also be eligible to participate in any retirement plans that we may establish, including a non-qualified deferred compensation plan, a supplemental employee retirement plan or a 401(k) retirement plan.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table sets out, as of July 31, 2021, the voting securities of the company that are owned by our executive officers and directors and holders of more than 10% of any class of the company’s voting securities.

The company’s voting securities consist of its outstanding Voting Common Stock. Our Co-CEOs have each submitted a notice to us to convert 1,746,725 shares of Voting Common Stock into the same number of shares of Non-Voting Common Stock that are being offered in this offering, with the conversion occurring immediately prior to the qualification of the Offering Statement of which this Offering Circular is a part.  Share amounts below give effect to this conversion.

Name and address of beneficial owner (1)	Title of class*	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Officers and Directors
Darren Marble	Voting Common Stock	22,235,145	279,720	48.2%
Todd Goldberg	Voting Common Stock	23,213,997	279,720	51.4%
All current executive officers and directors as a group (2 people)	Voting Common Stock	45,449,142	559,440	100%

(1)	The address for each executive officer and director is Attn: Darren Marble, Spring Place, 9800 Wilshire Blvd., Beverly Hills, CA 90212.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

On January 1, 2020, the company entered into a master services agreement with Issuance, a company founded and controlled by Darren Marble, our Co-Chief Executive Officer, to provide consulting services to assist the company and its principals to navigate the Regulation A+ market, including regulation and the qualification process, compliance matters related to marketing and advertising, distribution options for Going Public, providing industry metrics, making strategic introductions to industry service providers and development of an investor base. Fees payable by the company under this agreement are $25,000.

In addition, pursuant to a referral agreement, Issuance has agreed to provide technology, marketing and related administrative services to each of the five featured issuers on Going Public during Season 1 to assist such issuers in launching their strategic campaigns and generating interest for and raising capital in their offerings and to provide access to the issuers’ subscription portals, for an aggregate fee of no more than $100,000. Issuance will enter into a separate master services agreement with each featured issuer. Also pursuant to the referral agreement, Issuance is also providing issuers with access to and use of its securities offering subscription platform and proprietary tools and technology, negotiated third-party integrations, certain back-end tools, and other technology and operational processes for conducting, managing and/or enabling technology-driven capital raises of securities, and for maintaining and managing investor data, reporting and communications. Under this agreement, Issuance will receive a separate technology fee from potential investors equal to $15.95 per investor that seeks to subscribe in an offering (regardless of whether an investment is ultimately made) and will pay us a referral fee of $13.00 per such investor.

Issuance has also agreed to host this offering of our securities by us on its online platform for an upfront fee of $15,000 and a $25 fee per subscription sought to be processed (regardless of whether an investment is ultimately made). See “Plan of Distribution.”

In addition, we have entered in a Voting Agreement with our Co-Chief Executive Officers and a First Refusal and Co-Sale Agreement, to which our Co-Chief Executive Officers are parties, both of which are described under “Securities Being Offered.”

SECURITIES BEING OFFERED

The company and the selling stockholders are offering up to 17,480,000 shares of Non-Voting Common Stock, of which 13,986,550 shares are being offered by us and 3,493,450 shares are being offered by the selling stockholders.

Capital Stock

General

The following description summarizes the most important terms of the company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), our bylaws, the Investors’ Rights Agreement, the First Refusal and Co-Sale Agreement, the Voting Rights Agreement and the Series A-1 Registration Rights Agreement. Copies of each of these documents have been filed as exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of our capital stock, you should refer to these documents and to the applicable provisions of Delaware law.

The authorized capital stock of the company consists of two classes of Common Stock designated, respectively, Voting Common Stock, par value $0.0001 per share, Non-Voting Common Stock, par value $0.0001 per share, and Preferred Stock, par value $0.0001 per share, of which there are two Series, Series A Preferred Stock and Series A-1 Preferred Stock.

Our Co-CEOs have each submitted a notice to us to convert 1,746,725 shares of Voting Common Stock into the same number of shares of Non-Voting Common Stock that are being offered in this offering, with the conversion occurring immediately prior to the qualification of the Offering Statement of which this Offering Circular is a part.  Giving effect to this conversion, as of December 31, 2021, the authorized and outstanding shares included:

Class	Authorized	Issued and Outstanding
Voting Common Stock (1)	80,000,000	45,449,142
Non-Voting Common Stock (1)	80,000,000	8,302,307
Series A Preferred Stock	21,000,000	17, 818,170
Series A-1 Preferred Stock	7,303,000	7,303,000

(1)	We have reserved 20,000,000 shares of Non-Voting Common Stock and 10,000,000 shares of Voting Common Stock under our 2020 Omnibus Equity Incentive Compensation Plan.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

Common Stock

The rights and privileges of the Voting and Non-Voting Common Stock are identical except as noted.

Voting Rights

Except as otherwise required by law:

●	each share of Voting Common Stock shall be entitled to one vote for the election of directors and on all matters submitted to a vote of shareholders of the company and
●	shares of Non-Voting Common Stock shall be non-voting and shall not be entitled to vote on any matters submitted to a vote of shareholders of the company.

Notwithstanding the foregoing, the approval of a majority of the outstanding shares of Non-Voting Common Stock is required to amend, alter or repeal (by merger, consolidation, combination, reclassification or otherwise) the Certificate of Incorporation or bylaws if such action would adversely affect (disproportionately relative to the Voting Common Stock) the preferences, rights or powers of the Non-Voting Common Stock. Under the Delaware General Corporation Law, holders of Non-Voting Common Stock are entitled to vote on a limited number of other corporate actions, including:

●	an amendment to the Certificate of Incorporation that would increase or decrease the par value of the Non-Voting Common Stock or alter or change the powers, preferences, or special rights of the Non-Voting Common Stock so as to affect them adversely,
●	conversion of the company to a limited liability company, statutory trust, business trust or association, real estate investment trust, common-law trust or any other unincorporated business including a general or limited partnership or a corporation domiciled in another state and
●	a transfer to or domestication in any non-U.S. jurisdiction, either ceasing or continuing to exist as a Delaware corporation.

Holders of Voting Common Stock are not entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock, if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the Delaware General Corporation Law.

Conversion of Voting Common Stock

The shares of Voting Common Stock are convertible into shares of Non-Voting Common Stock on a one-to-one basis at any time and from time to time at the option of the holder.

Subdivisions or Combinations

If the company in any manner subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) or combines (by any reverse stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the outstanding shares of one class of Common Stock, then the outstanding shares of the other class of Common Stock will be subdivided or combined in the same proportion and manner.

Dividend Rights

Holders of Common Stock are entitled to receive dividends, as may be declared from time to time by the Board of Directors out of legally available funds, subject to the rights of the Series A Preferred Stock, as described below.

The company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the company, the holders of Non-Voting Common Stock are entitled to share ratably in the net assets legally available for distribution to stockholders on a pari passu basis with the Voting Common Stock and after the payment of all debts and other liabilities of the company and the satisfaction of any liquidation preference granted to the holders of all shares of the outstanding Preferred Stock.

Blank Check Preferred Stock

The company’s Board of Directors is expressly authorized to establish, out of up to 1,697,000 shares of undesignated Preferred Stock, one or more series of Preferred Stock, without the consent or vote of the company’s stockholders, and to fix the designations, powers, preferences, and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

Preferred Stock

Voting Rights

Except as otherwise required by law or as provided in the Certificate of Incorporations, shares of Preferred Stock are non-voting and are not entitled to vote on any matters submitted to a vote of shareholders of the company.

Protective Provisions

For so long as any shares of Series A Preferred Stock are outstanding, the approval of holders of the majority of the outstanding shares of Series A Preferred Stock is required to do any of the following:

●	Amend, alter, or repeal (by merger, consolidation, combination, reclassification or otherwise) the Certificate of Incorporation or bylaws so as to adversely affect the preferences, rights or powers of the Series A Preferred Stock;
●	Reduce the authorized number of Series A Preferred Shares;
●	Purchase or redeem any shares of the company’s capital stock until such time as each outstanding share of Series A Preferred Stock has been paid cumulative dividends equal to its Preferred Return (as defined below), other than capital stock repurchased from former employees, directors, consultants, or the like in connection with the cessation of their employment or services.

Dividends

The company will only declare, pay, or set aside any dividends if fifty percent (50%) of such dividends are paid to the holders of Series A Preferred Stock then outstanding, on a pro rata basis, until the company has paid cumulative dividends with respect to each share of Series A Preferred Stock equal to the Preferred Return. The remaining fifty percent (50%) of such dividends shall be declared and paid pro rata to the holders of Common Stock. After each outstanding share of Series A Preferred Stock has been paid cumulative dividends equal to its Preferred Return, all dividends will be declared and paid pro rata on the Common Stock and the Preferred Stock on a pari passu basis and as converted basis.

“Preferred Return” means an amount equal to the Series A Original Issue Price, plus two percent (2%) per annum of the unreturned portion of the Series A Original Issue Price outstanding, calculated daily from the date each share of Series A Preferred Stock was issued (or if a share was issued upon the conversion of the company from its predecessor entity, then the issue date of the original security) until payment of the Preferred Return. Dividends shall be applied first to the 2% per annum and thereafter to the return of the Series A Original Issue Price.

The “Series A Original Issue Price” means $0.18296 per share of Series A Preferred Stock, subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization of the Series A Preferred Stock.

The “Series A-1 Original Issue Price” shall mean $0.4108 per share of Series A Preferred Stock, subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization of the Series A-1 Preferred Stock.

Distributions on Liquidation, Dissolution, Winding-up or other Deemed Liquidations

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company, or a Deemed Liquidation Event (as defined below) the holders of shares of Series A Preferred Stock then outstanding will be entitled to be paid, in preference to holders of Common Stock and Series A-1 Preferred Stock, an amount per share equal to the greater of (i) the Preferred Return per share of Series A Preferred Stock, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Non-Voting Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company, or a Deemed Liquidation Event (as defined below), after payment to the holders of Series A Preferred Stock, the holders of shares of Series A-1 Preferred Stock then outstanding will be entitled to be paid, in preference to holders of Common Stock, an amount per share equal to the greater of (i) the Series A-1 Original Issue Price less all dividends previously received with respect to such share, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Non-Voting Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event.

A “Deemed Liquidation Event” means the following, unless the holders of a majority of the outstanding shares of Series A Preferred Stock elect otherwise:

●	a merger or consolidation in which (i) the company is a constituent party or (ii) a subsidiary of the company is a constituent party and the company issues shares of its capital stock pursuant to such merger or consolidation, other than a merger or consolidation involving the company or a subsidiary in which the shares of capital stock of the company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority of the voting power of the surviving or resulting corporation or, if the surviving or resulting corporation is a wholly owned subsidiary of another corporation, the parent corporation of such surviving or resulting corporation; or
●	the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the company or any subsidiary of the company of all or substantially all of its business or assets taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the company if substantially all of the business or assets of the company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except in either case where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the company.

In the event of any voluntary or involuntary liquidation, dissolution, winding up or Deemed Liquidation Event of the company, after the payment in full of all amounts required to be paid to the holders of shares of Series A Preferred Stock and Series A-1 Preferred Stock, the remaining assets of the company or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Series A Preferred Stock or the remaining available proceeds, as the case may be, shall be distributed among the holders of shares of Common Stock on a pro rata basis.

Conversion

Each share of Preferred Stock is convertible, at the option of the holder, into such number of fully paid and non-assessable shares of Non-Voting Common Stock at the then effective conversion rate, which is currently 1:1. The conversion rate is subject to adjustment for events such as stock splits or combinations, certain distributions of shares of Common Stock or other securities of the company or certain reorganizations, recapitalizations, reclassifications, consolidations or mergers, in each case as described in the Certificate of Incorporation.

All outstanding shares of Preferred Stock shall automatically be converted into shares of Non-Voting Common Stock, at the then-effective conversion rate, upon either:

●	the closing of the sale of shares of Common Stock to the public in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act resulting in at least $50,000,000 of net proceeds to the company at a price per share of not less than three times the then-effective Series A conversion price (currently $0.18296), or
●	as specified by vote or written consent of the holders of a majority of the shares of Series A Preferred Stock.

Registration Rights

We have granted to the holders of our Series A Preferred Stock certain registration rights pursuant to the Investors’ Rights Agreement. We have agreed to file a registration statement on Form S-1 under the Securities Act if, at any time after May 4, 2025, we are requested to do so by the holders of 50% of the shares of Common Stock underlying our Series A Preferred Stock, plus any shares of Common Stock held by them or issuable upon exercise or conversion of securities held by them (collectively “Series A Registerable Securities”), covering at least 40% of the Series A Registrable Securities then outstanding. We have also agreed to file a registration statement on Form S-3 under the Securities Act covering Series A Registrable Securities if we are eligible to use a Form S-3 registration statement and if requested to do so by the holders of 30% of Series A Registrable Securities for an offering of Series A Registrable Securities with an anticipated aggregate offering price, net of selling expenses, of at least $5 million. We have a right to defer our obligations to file a registration statement on Form S-1 or Form S-3 for up to 120 days for certain reasons if, in the good faith judgment of our Board of Directors, it would be materially detrimental to us and our stockholders for such registration statement to either become effective or remain effective. Finally, if we propose to register any of our Common Stock under the Securities Act in connection with the public offering of such securities solely for cash, with certain exceptions, we will include all of the Series A Registrable Securities that any holder thereof requests to be included.

These Series A registration rights terminate upon the earliest to occur of: (a) the closing of a Deemed Liquidation Event, (b) such time after termination of this offering as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of Series A Registrable Securities without limitation during a three-month period without registration; or (c) the fifth anniversary of the qualification of the Offering Statement related to this offering.

We have also granted to holders of our Series A-1 Preferred Stock purchasing shares in our ongoing Regulation D offering certain registration rights under the Series A-1 Registration Rights Agreement. We have agreed to file a registration statement on Form S-1 under the Securities Act if, at any time after June 14, 2026, we are requested to do so by the holders of 50% of the Series A Registrable Securities and the shares of Common Stock underlying our Series A-1 Preferred Stock, plus any shares of Common Stock held by them or issuable upon exercise or conversion of securities held by them (collectively “Series A-1 Registerable Securities” and, together with the Series A Registrable Securities, the “Registrable Securities”), covering at least 40% of the Registrable Securities then outstanding. We have also agreed to file a registration statement on Form S-3 under the Securities Act covering Registrable Securities if we are eligible to use a Form S-3 registration statement and if requested to do so by the holders of 30% of Registrable Securities for an offering of Registrable Securities with an anticipated aggregate offering price, net of selling expenses, of at least $5 million. We have a right to defer our obligations to file a registration statement on Form S-1 or Form S-3 for up to 120 days for certain reasons if, in the good faith judgment of our Board of Directors, it would be materially detrimental to us and our stockholders for such registration statement to either become effective or remain effective. Finally, if we propose to register any of our Common Stock under the Securities Act in connection with the public offering of such securities solely for cash, with certain exceptions, we will include all of the Series A-1 Registrable Securities that any holder thereof requests to be included.

These Series A-1 registration rights terminate upon the earliest to occur of: (a) the closing of a Deemed Liquidation Event, (b) such time after termination of this offering as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of Registrable Securities held by the holders of our Series A and Series A-1 Preferred Stock without limitation during a three-month period without registration; or (c) the fifth anniversary of the qualification of the Offering Statement related to this offering.

First Refusal and Co-Sale Agreement

The following provisions of First Refusal and Co-Sale Agreement apply only to our Co-Chief Executive Officers, as holders of our Voting Common Stock, and holders of our Series A Preferred Stock as well as any persons acquiring shares from such holders.

If at any time a holder of our Voting Common Stock, or any transferee that holds 3% or more of our outstanding equity securities (a “Major Holder”), proposes to transfer equity securities, other than Preferred Stock, the company will have an option for a period of twenty (20) business days from notice thereof to elect to purchase, in whole or in part, the offered shares at the same price and subject to the same material terms and conditions. If the company fails to purchase any or all of the offered shares, each stockholder that is a party to the First Refusal and Co-Sale Agreement may elect to purchase its respective pro rata share of the remaining offered shares at the same price and subject to the same material terms and conditions. In the event any holder elects not to purchase its pro rata share of the remaining offered shares, the other holders that elected to purchase all of their respective pro rata portions of such remaining offered shares will have the right to acquire those remaining shares on a pro rate basis.

To the extent that all of the offered shares are not purchased by the company or the other holders party to the First Refusal and Co-Sale Agreement, all such holders may elect to participate in the sale of shares on a pro rata basis and at the same price and subject to the same material terms and conditions.

The above first refusal and co-sale rights are subject to a number of exceptions, including any sale of equity securities to the public under the Securities Act.

Voting Rights Agreement

We have entered into a Voting Rights Agreement with our Co-Chief Executive Officers under which they (or any transferee or assignee) will vote their shares:

●	to maintain the number of directors at 3 or such other number as agreed,
●	to elect one director nominated by each of our Co-Chief Executive Officers and a third director selected by them, with alternate provisions if they fail to agree,
●	to increase the number of authorized shares of Common Stock as needed for for conversion of all of the shares of Preferred Stock outstanding at any given time and for the exercise of all warrants, options, and similar securities outstanding at any given time, and
●	for any other matter submitted to a vote of the stockholders, as they mutually agree, with alternate provisions if they fail to agree.

No director appointed as above may be removed without the consent of the person(s) nominating such director. The Voting Rights Agreement terminates upon the earlier of: (a) the closing of the sale of our Common Stock to the public in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act resulting in at least $50,000,000 of net proceeds to the company at a price per share of not less than three times the then effective conversion price of the Series A Preferred Stock, or (b) the consummation of a Deemed Liquidation Event.

PLAN OF DISTRIBUTION AND SELLING SECURITY HOLDERS

We and the selling stockholders are offering up to 17,480,000 shares of Non-Voting Common Stock on a “best efforts” basis at a price of $1.145 per share. 13,986,550 of the shares are being offered by us, and 3,493,450 of the shares are being offered by the selling stockholders. The minimum investment is $1,145, or 1,000 shares.

We plan to market the securities in this offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our Offering Circular or “testing the waters” materials on an online subscription platform.

Our Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on our company website www.crushcapital.com/invest, as well as on our website, goingpublic.com. Prospective investors may subscribe for our shares in this offering only through the Crush Capital website.

The offering will terminate at the earlier of the date at which the maximum offering amount has been sold and the date at which the offering is earlier terminated by the company, in its sole discretion. We may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to us.

The company has engaged Dalmore Group, LLC (“Dalmore”) a broker-dealer registered with the SEC and a member of FINRA, to perform the following administrative, technology, and compliance related services in connection with this offering, but not for underwriting or placement agent services:

●	Review investor information, including KYC (“Know Your Customer”) data, AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the company whether or not to accept an investor as a customer.
●	Review each investor’s subscription agreement to confirm such investors participation in the offering, and provide a determination to the company whether or not to accept the use of the subscription agreement for the investor’s participation.
●	Contact and/or notify the company, if needed, to gather additional information or clarification on an investor;
●	Not provide any investment advice nor any investment recommendations to any investor;
●	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or pursuant to the terms of the agreement (e.g. as needed for AML and background checks); and
●	Coordinate with third-party providers to ensure adequate review and compliance.

As compensation for the services listed above, the company has agreed to pay Dalmore a $5,000 advance fee plus a $3,500 FINRA corporate filing fee. The advance fee will cover reasonable out-of-pocket accountable expenses actually anticipated to be incurred by Dalmore, such as preparing the FINRA filing, working with our SEC counsel in providing information to the extent necessary, coordination with any third-party vendors involved in this offering and any other services necessary and required. Dalmore will refund to us any portion of the advance fee related that is not used. The company has also agreed to pay Dalmore a one time consulting fee of $20,000 to provide ongoing general consulting services relating to the offering such as coordination with third-party vendors and general guidance with respect to the offering. The consulting fee is due and payable within 30 days after the offering is qualified by the Commission. In addition, the company and the selling stockholders will pay commissions to Dalmore equal to 1% of the amount raised in the offering to support the offering once the SEC has qualified the Offering Statement and the offering commences. The company estimates that total fees due to pay Dalmore would be $225,146 for a fully-subscribed offering plus the FINRA corporate filing fee. These assumptions were used in estimating the expenses of this offering.

Selling Stockholders

Each of Mr. Marble and Mr. Goldberg have each submitted a notice to us to convert 1,746,725 shares of Voting Common Stock into the same number of shares of Non-Voting Common Stock that are being offered in this offering, with the conversion occurring immediately prior to the qualification of the Offering Statement of which this Offering Circular is a part.  Each of Mr. Marble and Mr. Goldberg, the selling stockholders, will sell up to a maximum of 1,746,725 shares of Non-Voting Common Stock, representing 40.7% of our outstanding shares of Non-Voting Common Stock, after giving effect to this share conversion.

The following table, which reflects the effect of the share conversion, sets forth the name of each selling stockholder, the number of shares of Non-Voting Common Stock beneficially owned by him prior to this offering, the number of shares of Non-Voting Common Stock being offered by him in this offering and the number of shares and percentage of outstanding shares of Non-Voting Common Stock to be beneficially owned by him after this offering, assuming that the maximum offering amount is raised.

Selling Stockholders	Amount Owned Prior to the Offering	Amount Offered by Selling Shareholder	Amount (and Percentage) Owned after the Offering
Darren Marble	1,746,725	1,746,725	0 (0%)
Todd Goldberg	1,746,725	1,746,725	0 (0%)

At each closing, 70% of the shares sold to investors will be comprised of shares sold by us and 30% of such shares will be comprised of shares sold by the selling stockholders, until all of the shares offered by the selling stockholder have been sold. The company and the selling stockholders will each pay their respective commissions related the securities being sold by them and have agreed with us to apportion the remaining expenses of the offering on the basis of the respective number of shares of Non-Voting Common Stock to be sold by each of us and the selling stockholders in this offering.

Transfer Agent

We have engaged Computershare to act as our Transfer Agent for the company’s securities.

Our Website

We will be hosting the offering on our own website, www.crushcapital.com/invest. Issuance, a company founded and controlled by Darren Marble, our Co-Chief Executive Officer, and has agreed to provide its offering subscription platform, Issuance Portal, to process investments from retail investors for an upfront fee of $15,000 and a $25 fee per subscription processed, regardless of whether an investment is ultimately accepted by us. Issuance will design the Crush Capital offering site homepage, FAQ, investor tutorial, privacy policy, and terms of use. Issuance will then integrate its subscription platform into our site. Issuance Portal offers account creation, log in, password recovery, investor registration, payment, agreement signature, confirmation and investor dashboard functionality. The terms of our arrangement are set forth in, and qualified by reference to, the Master Services Agreement and Statement of Work filed as an exhibit to the Offering Statement of which this Offering Circular is a part.

Process of Subscribing

After the Offering Statement has been qualified by the Commission, we will accept tenders of funds to purchase the shares. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). At each closing, 70% of the shares sold to investors will be comprised of shares sold by us and 30% of such shares will be comprised of shares sold by the selling stockholders, until all of the shares offered by the selling stockholder have been sold.

Investors may subscribe by tendering funds by check, wire transfer, credit or debit card or ACH transfer to the escrow account to be setup by the Escrow Agent. Tendered funds will remain in escrow until a closing has occurred. Upon closing, funds tendered by investors will be made available to the company for its use.

The minimum investment in this offering is $1,145, or 1,000 shares.

Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of his or her annual income or 10% of his or her net worth (excluding the investor’s principal residence).

Escrow Agent

The company has entered into an Escrow Services Agreement with Prime Trust, LLC (the “Escrow Agent”). Investor funds will be held by the Escrow Agent pending closing or termination of the offering. All subscribers will be instructed by the company or its agents to transfer funds by check, wire transfer, credit or debit card, or ACH transfer directly to the escrow account established for this offering. The company may terminate the offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

For its services, Escrow Agent will receive fees of approximately $600,000, assuming the maximum amount of $20,014,600 is raised in this offering. The Escrow Agent has not investigated the desirability or advisability of an investment in the shares nor approved, endorsed or passed upon the merits of purchasing the shares.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the Commission. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 stockholders of record and have filed at least one Form 1-K.

We may supplement the information in this Offering Circular by filing a Supplement with the Commission. All these filings will be available on the Commission’s EDGAR filing system. You should read all the available information before investing.

Crush Capital Inc.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Members

Crush Capital, Inc.

Report on the Financial Statements

We have audited the accompanying financial statements of Crush Capital Inc. (the “Company”), which comprise the balance sheets as of December 31, 2020 and 2019 and the related statements of operations, members’ and stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Crush Capital Inc. as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses, negative cash flows from operations, and requires additional working capital, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ dbbmckennon

Newport Beach, CA

June 25, 2021

Crush Capital, Inc.

Balance Sheets

As of December 31, 2020 and 2019

	December 31,	December 31,
	2020	2019

Assets

Current assets
Cash and cash equivalents	$1,466,776	$11,929
Prepaid expenses	5,000	25,000
Total current assets	1,471,776	36,929

Deferred offering costs	87,228	-
Intangible asset	37,695	-

Total assets	$1,596,699	$36,929

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable and accrued liabilities	$20,974	$24
Accrued compensation to related parties	648,000	$-
Total current liabilities	668,974	24

Total liabilities	668,974	24

Members’ and Stockholders’ Equity Series A Preferred Stock, par value $0.0001, 20,000,000 shares authorized, 14,046,850 and zero shares issued and outstanding at December 31, 2020 and 2019, respectively (liquidation preference of $2,585,794 and $0)	1,405	-
Voting Common Stock, par value $0.0001, 80,000,000 shares authorized, 48,942,592 and zero shares issued and outstanding at December 31, 2020 and 2019, respectively.	4,894	-
Non-voting Common Stock, par value $0.0001, 80,000,000 shares authorized, 803,292 and zero shares issued and outstanding at December 31, 2020 and 2019, respectively	80	-
Preferred Units, 0 and 3,000,000 authorized; 0 and 100,000 issued and outstanding as of December 31, 2020 and 2019, respectively (liquidation preference of $0 and $173)	-	100,000
Class A Common Units, 0 and unlimited authorized; 0 and 8,954,333 units issued and outstanding at December 31, 2020 and 2019, respectively	-	35,821
Class B Common Units, 0 and unlimited authorized; 0 and 95,667 units issued and outstanding at December 31, 2020 and 2019, respectively	-	72,833
Additional paid in capital	2,711,817	-
Accumulated deficit	(1,790,471)	(171,749)
Total members’ and stockholders’ equity	927,725	36,905
Total liabilities and members’ and stockholders’ equity	$1,596,699	$36,929

See Accompanying Notes to the Financial Statements

Crush Capital, Inc.

Statements of Operations

For the Years Ended December 31, 2020 and 2019

	For the Years Ended December 31,
	2020	2019

Revenues	$-	$-

Operating expenses
General and administrative	1,528,669	160,536
Sales and marketing	90,053	188
Total operating expenses	1,618,722	160,724

Operating loss	(1,618,722)	(160,724)

Net loss	$(1,618,722)	$(160,724)

See Accompanying Notes to the Financial Statements

Crush Capital, Inc.

Statements of Members’ and Shareholders’ Equity

For the Years Ended December 31, 2020 and 2019

	Series A Preferred Stock		Voting Common Stock		Non-Voting Common Stock		Preferred Units		Class A Common Units		Class B Common Units		Additional Paid-in	Accumulated	Total Stockholder
	Units	Amount	Units	Amount	Shares	Amount	Units	Amount	Units	Amount	Shares	Amount	Capital	Deficit	Equity
December 31, 2018	-	$-	-	$-	-	$-	-	$-	8,954,333	$11,539	22,834	$-	$-	$(11,025)	$514
Cash contributions from member	-	-	-	-			-	-	-	24,282			-	-	24,282
Class B Common Units issued for services	-	-	-	-	-	-	-	-	-	-	72,833	72,833	-	-	72,833
Preferred Units issued for cash	-	-	-	-	-	-	100,000	100,000	-	-	-	-	-	-	100,000
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	(160,724)	(160,724)
December 31, 2019	-	$-	-	$-	-	$-	100,000	$100,000	8,954,333	$35,821	95,667	$72,833	$-	$(171,749)	36,905
Sale of Preferred Units	-	-	-	-	-	-	375,000	375,000	-	-	-	-	-	-	375,000
Issuance of Class B Common Units for services	-	-	-	-	-	-	-	-	-	-	25,000	25,000	-	-	25,000
Conversion of LLC to Corporation	2,596,254	260	48,942,592	4,894	659,542	66	(475,000)	(475,000)	(8,954,333)	(35,821)	(120,667)	(97,833)	603,434	-	-
Sale of Series A Preferred Stock	11,450,596	1,145	-	-	-	-	-	-	-	-	-	-	2,082,097	-	2,083,242
Issuance of Non-Voting Common Stock for services	-	-	-	-	143,750	14	-	-	-	-	-	-	26,286	-	26,300
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	(1,618,722)	(1,618,722)
December 31, 2020	14,046,850	$1,405	48,942,592	$4,894	803,292	$80	-	$-	$-	$-	$-	$-	$2,711,817	$(1,790,471)	927,725

See Accompanying Notes to the Financial Statements

Crush Capital, Inc.

Statements of Cash Flows

For the Years Ended December 31, 2020 and 2019

	2020	2019

Cash Flows from Operating Activities
Net loss	$(1,618,722)	$(160,724)
Adjustments to reconcile the net loss to net cash from operating activities
Equity-based compensation	51,300	72,833
Changes in operating accounts
Prepaid expenses	20,000	(25,000)
Accrued liabilities	20,950	24
Accrued compensation to related parties	648,000	-
Net cash used in operating activities	(878,472)	(112,867)

Cash flows from investing activities
Purchase of intangible asset	(37,695)	-
Net cash used in investing activities	(37,695)	-

Cash flows from financing activities
Sale of Preferred Units	375,000	100,000
Sale of Series A Preferred stock	2,083,242	-
Deferred offering costs	(87,228)	-
Contribution by founders	-	24,282
Net cash provided by financing activities	2,371,014	124,282

Net increase in cash and cash equivalents	1,454,847	11,415

Cash and cash equivalents at the beginning of the year	11,929	514
Cash and cash equivalents at the end of the year	$1,466,776	$11,929

See Accompanying Notes to the Financial Statements

CRUSH CAPITAL INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 – NATURE OF OPERATIONS

Trojan Horse Media Group, LLC was formed on June 20, 2017 (“Inception”) in the State of California. On May 4, 2020, the entity was converted from a limited liability company into a corporation under the name Crush Capital, Inc. in the State of Delaware.   The financial statements of Crush Capital Inc., (which may be referred to as the “Crush Capital”, “Company”, “we,” “us,” or “our”) are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s headquarters are in Los Angeles, CA.

Crush Capital’s mission is to ultimately combine a full-service offering platform for pre-selected featured issuers with the excitement of a full production series, Going Public, that will follow the stories of entrepreneurs as they take their companies on a capital raising journey that culminates with a Reg A+ IPO, while building an increasing investor base.

Management Plans and Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

To date, the Company has incurred net losses and negative cash flows from operations. Additionally, it requires significant capital to develop, produce and distribute Going Public. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern within one year after the date that the financial statements are issued.

During the next 12 months, we intend to fund the Company’s operations through revenues from operations and the sale of equity and/or debt securities. There are no assurances that we will be able to raise capital on terms acceptable to the Company. If the Company is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of planned operations, which could harm the business, financial condition and operating results. The financial statements do not include any adjustments that might result from these uncertainties.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of expenses during the reporting periods. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1	- Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2	- Include other inputs that are directly or indirectly observable in the marketplace.
Level 3	- Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2020 and 2019. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values.

Risks and Uncertainties

The Company’s operations are subject to new laws, regulation and compliance. Significant changes to regulations governing the way the Company derives revenues could impact the company negatively. Technological and advancements and updates as well as maintaining compliance standards are required to maintain the Company’s operations.

In March 2020, large segments of the U.S. and global economies were impacted by COVID-19 and a significant portion of the U.S. population became subject to “stay at home” or similar social distancing requirements, which had a significant impact on the film industry. Enhanced health and safety measures are in effect in Los Angeles and may be in effect in other areas where we film the show, which may cause our production costs to be higher than they would have been otherwise. While we have complied, and believe we will continue to be able to comply, with any required health and safety measures during the production of the show, we may experience reluctance on the part of issuers and others to participate in filming and other activities while COVID-19 remains a risk.

Cash and Cash Equivalents

For purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Intangible Assets

Intangible assets consist of a domain name and are stated at cost less accumulated amortization. For intangible assets that have finite lives, the assets are amortized using the straight-line method over the estimated useful lives of the related assets. For intangible assets with indefinite lives, the assets are tested periodically for impairment. Amortization expense was zero for the years ended December 31, 2020 and 2019.

Offering Costs

The Company accounts for offering costs in accordance with ASC 340, Other Assets and Deferred Costs. Prior to the completion of an offering, offering costs are capitalized as deferred offering costs on the balance sheet. The deferred offering costs are netted against the proceeds of the offering in stockholders’ equity or the related debt, as applicable. Costs related to unsuccessful offerings are expensed.

Revenue Recognition

The Company will recognize revenue under the guidance of Accounting Standards Codification (“ASC”) 606, the Company 1) identifies the contract with the customer 2) identifies the performance obligations in the contract 3) determines the transaction price, 4) determines if an allocation of that transaction price is required to the performance obligations in the contract, and 5) recognizes revenue when or as the companies satisfies a performance obligation. To date, the Company has not recognized any revenue from intended operations.

Equity Based Compensation

The Company accounts for equity-based awards under ASC 718 Share-Based Payment. Under ASC 718, equity-based compensation cost is measured at the grant date, based on the estimated fair value of the award. Equity-based compensation is recognized as expense over the employee’s requisite vesting period and over the nonemployee’s period of providing goods or services. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model. Equity units or shares are measured based on the fair market value of the underlying stock on the grant date.

Income Taxes

On May 4, 2020, the Company converted from a Limited Liability Company (LLC) to a Corporation. As such, beginning on that date the Company is now taxed as a standalone entity. Income taxes are accounted for in accordance with the provisions of ASC 740, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

At December 31, 2020, the Company’s net operating loss carryforwards for Federal and state income taxes were $713,803. The total deferred tax assets were $380,613, for which there was a 100% valuation allowance resulting in a current and deferred income tax provision of zero.

The Company is subject to U.S. federal, state, and local income tax examinations by tax authorities for all periods since Inception. The Company currently does not have any ongoing tax examinations.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be credit worthy.  Balances are insured by the Federal Deposit Insurance Corporation up to $250,000.  At times, the Company may maintain balances in excess of the federally insured limits.

Recent Accounting Pronouncements

In March 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-02, “Improvements to Accounting for Costs of Films and License Agreements for Program Materials.” The amendments in this ASU align the accounting for production costs of an episodic television series with the accounting for production costs of films. In addition, the ASU modifies certain aspects of the capitalization, impairment, presentation and disclosure requirements under the current film and broadcaster entertainment industry guidance. The new guidance is effective for fiscal years beginning after December 15, 2020, with early adoption permitted. The new guidance will be applied on a prospective basis. The Company does not expect the adoption of the amendments to have a material impact on its financial statements.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been several ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

NOTE 3 – COMMITMENTS AND CONTINGENCIES

We are currently not involved with or know of any pending or threatening litigation against the Company or any of its officers.

In November 2019, the Company entered into an agreement with Entrepreneur Media, Inc., Irvine, CA., a media and publishing company for exclusive rights to distribute season one of Going Public. The agreement calls for certain milestone payments due by the Company between the signing of the agreement and 90 days post the initial airing of Episode 10 of Season One.

NOTE 4 – STOCKHOLDERS’ EQUITY

As described in Note 1, on May 4, 2020 the Company converted from a California limited liability company into to a Delaware corporation and is operating under the name Crush Capital, Inc. As a result of this conversion, the Company authorized 80,000,000 shares of Voting Common Stock, 80,000,000 shares of Non-Voting Common Stock, 20,000,000 shares of Series A Preferred Stock, and 10,000,000 shares of Blank Check Preferred Stock, all par value $0.0001 per share. At the time of conversion, the Company’s various membership converted as follows:

●	1 Class A Common Unit = 5.4658 Voting Common Stock
●	1 Class B Common Unit = 5.4658 Non-Voting Common Stock
●	1 Preferred Unit = 5.4658 Series A Preferred Stock

Preferred shares are convertible, at the option of the holder, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid non-voting common shares as is determined by dividing the Preferred share issue price by the conversion price. Preferred shares are mandatorily convertible upon a firm commitment underwritten public offering of Common shares of at least $50,000,000 at a price per share of not less than three times the effective conversion price. The conversion price is initially $1.00. No conversions were made as of December 31, 2020. Preferred shares have a liquidation preference over Common shares equal to the original issue price of $0.18296, plus a cumulative preferred return of 2% per annum on the unreturned portion of the original issue price outstanding from time to time. At December 31, 2020 and December 31, 2019, cumulative undeclared and unpaid preferred return on the Preferred shares was $15,782 and $173, respectively, in aggregate.

Fifty percent (50%) of all distributions go to Preferred shareholders until they recoup all invested capital and cumulative preferred returns. There have been no preferred returns distributed through December 31, 2020.

Class B Common Units and Non-Voting Common Shares Issued for Services

During 2020, the Company issued 25,000 Class B Common Units (which converted to 136,645 non-voting Common shares) and 143,750 non-voting Common shares, in total 280,395 non-voting Common shares, in exchange advisory services for a total equity-based compensation of $51,300. In 2019, the Company issued 72,833 Class B Common Units (which converted to 398,094 non-voting Common shares) for advisory services for a total equity-based compensation expense of $72,833. These costs are included in general and administrative expenses in the accompanying statements of operations. The Company estimated the fair value of these units based on the selling price of the Preferred shares at the time of issuance.

Preferred Units and Series A Preferred Stock Issued for Cash

During the period from November 14, 2019 through December 31, 2019, the Company entered into subscription agreements with outside investors resulting in the issuance of 100,000 Preferred Units in exchange for $100,000.

From January 1, 2020 until May 4, 2020, the Company sold 375,000 Preferred Units in exchange for $375,000. During the period from May 4, 2020 until December 31, 2020, the Company sold 11,450,596 shares of Series A Preferred Stock for $2,083,242.

NOTE 5 – RELATED PARTY TRANSACTIONS

Issuance, Inc. (“Issuance”), a company founded and under control by one of the Company’s founders and shareholder will provide its portal platform and marketing services to the Company, as well as the participants in season one of Going Public. Subsequent to December 31, 2019, the Company entered into two Master Services Agreements (“MSA”) with Issuance. The first MSA was for strategic consulting over a three-month period and required payment of $25,000. The second MSA was for the Company’s proposed Regulation A offering, and the Company is to pay Issuance $15,000 for specified services and $25 per subscription processed through the Issuance portal.

As of December 31, 2020, the Company has accrued $648,000 in bonus compensation due its co-Chief Executive Officers. Of the total balance, $504,000 may be taken in cash or in units, each unit consisting of one share of the Company’s Non-Voting Common Stock plus one warrant to purchase one-half of one share of the Company’s Non-Voting Common Stock for a price per whole share of $1.25 at a price per unit determined by dividing the bonus amount by the fair market value of such shares of Non-Voting Common Stock. Any combination of cash and units may be elected; however if any unpaid amounts exist as of March 5, 2022, such will be paid in units. The remaining $144,000 may be taken in cash or in a number of shares of the Company’s Non-Voting Common Stock by dividing the award amount by the fair market value, or in options or warrants to purchase common stock, or any combination of such. If no election for payment is made by March 5, 2022, payment shall be made in shares of Non-Voting Common Stock. In 2021, through the date these financial statements were available to be issued, the co-Chief Executive Officers elected to receive $100,000 each in cash.

NOTE 6 – SUBSEQUENT EVENTS

Subsequent to December 31, 2020, the Company has sold 3,771,319 shares of Series A Preferred stock for proceeds of $690,000.

Subsequent to December 31, 2020, the Company amended its Certificate of Incorporation to allow the designation of 21,000,000 shares of Series A Preferred Stock, 7,303,000 shares of Series A-1 Preferred Stock, with 1,697,000 shares of Preferred Stock remaining undesignated.

In June 2021, the Company commenced an offering of Series A-1 Preferred Stock plus Warrants under which it has issued 4,868,550 shares of Series A-1 Preferred Stock and Warrants exercisable for 2,434,274 shares of Non-Voting Common Stock at an exercise price of $0.4108, and received gross proceeds of $2,000,000.

In June 2021, the Company formalized a production services agreement wherein the production company will provide talent and production services to produce ten episodes of Going Public. The cost for this service is approximately $1.76 million which will be paid through the target air date.

Crush Capital, Inc.

Balance Sheets

As of June 30, 2021 and December 31, 2020

	June 30,	December 31,
	2021	2020
Assets	(unaudited)

Current assets
Cash and cash equivalents	$2,764,012	$1,466,776
Prepaid expenses	5,000	5,000
Total current assets	2,769,012	1,471,776

Production costs	872,256	-
Deferred offering costs	209,611	87,228
Equity in participants	187,373	-
Intangible asset	37,695	37,695

Total assets	$4,075,947	$1,596,699

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable and accrued liabilities	$41,005	$20,974
Deferred revenue	500,000	-
Accrued compensation to related parties	1,064,000	648,000
Total current liabilities	1,605,005	668,974

Total liabilities	1,605,005	668,974

Stockholders’ Equity
Series A Preferred Stock, par value $0.0001, 21,000,000 shares authorized, 17,818,170 and 14,046,850 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively; liquidation preference of $3,250,291 and $2,585,794 at June 30, 2021 and December 31, 2020, respectively	1,782	1,405
Series A-1 Preferred Stock, par value $0.0001, 7,303,000 shares authorized, 5,720,545 and zero shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively; liquidation preference of $2,350,000 and zero at June 30, 2021 and December 31, 2020, respectively.	572	-
Voting Common Stock, par value $0.0001, 80,000,000 shares authorized, 48,942,592 and zero shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively.	4,894	4,894
Non-voting Common Stock, par value $0.0001, 80,000,000 shares authorized, 803,292 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	80	80
Additional paid in capital	5,833,095	2,711,817
Accumulated deficit	(3,369,482)	(1,790,471)
Total stockholders’ equity	2,470,941	927,725
Total liabilities and stockholders’ equity	$4,075,947	$1,596,699

See Accompanying Notes to the Financial Statements

Crush Capital, Inc.

Statements of Operations

For the Six Months Ended June 30, 2021 and June 30, 2020

	For the Six Months Ended June 30,
	2021	2020
	(unaudited)
Revenues	$187,373	$-

Operating expenses
General and administrative	1,508,593	288,946
Sales and marketing	257,790	5,160
Total operating expenses	1,766,383	294,106

Operating loss	1,579,010	294,106

Net loss	$1,579,010	$294,106

Weighted average shares - basic and diluted	49,745,884	49,602,134
Weighted average loss per share - basic and diluted	$0.03	$0.01

See Accompanying Notes to the Financial Statements

Crush Capital, Inc.

Statements of Members’ and Shareholders’ Equity (unaudited)

For the Six Months Ended June 30, 2021 and June 30, 2020

	Series A Preferred Stock		Series A-1 Preferred Stock		Voting Common Stock		Non-Voting Common Stock		Preferred Units		Class A Common Units		Class B Common Units		Additional Paid-in	Accumulated	Total Stockholder
	Units	Amount	Units	Amount	Units	Amount	Shares	Amount	Units	Amount	Units	Amount	Shares	Amount	Capital	Deficit	Equity
December 31, 2019	-	-	-	-	-	-	-	-	100,000	$100,000	8,954,333	$35,821	95,667	$72,833	-	$(171,749)	$36,905
Sale of Preferred Units	-	-	-	-	-	-	-	-	375,000	375,000	-	-	-	-	-	-	375,000
Issuance of stock for services	-	-	-	-	-	-	-	-	-	-	-	-	25,000	25,000	-	-	25,000
Conversion of LLC to Corporation	2,596,254	$260	-	-	48,942,592	$4,894	659,542	$66	(475,000)	(475,000)	(8,954,333)	(35,821)	(120,667)	(97,833)	603,434	-	-
Sale of Series A Preferred Stock	2,732,839	273	-	-	-	-	-	-	-	-	-	-	-	-	499,707	-	499,980
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-		(294,106)	(294,106)
June 30, 2020	5,329,093	$533			48,942,592	$4,894	659,542	$66	-	$-	-	$-	-	$-	$1,103,141	$(294,106)	$642,779

December 31, 2020	14,046,850	$1,405	-	-	48,942,592	$4,894	803,292	$80	-	-	-	-	-	-	$2,711,817	$(1,790,471)	$927,726
Issuance of Series A Preferred Stock	3,771,320	377	-	-	-	-	-	-	-	-	-	-	-	-	639,651	-	640,000
Issuance of Series A-1 Preferred Stock	-	-	5,720,545	$572	-	-	-	-	-	-	-	-	-	-	2,481,627	-	2,482,199
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(1,579,010)	(1,579,010)
June 30, 2021	17,818,170	$1,782	5,720,545	$572	48,942,592	$4,894	803,292	$80	-	$-	-	$-	-	$-	5,833,095	$(3,369,482)	$2,470,914

See Accompanying Notes to the Financial Statements

Crush Capital, Inc.

Statements of Cash Flows (unaudited)

For the Six Months Ended June 30, 2021 and June 30, 2020

	For the Six Months Ended June 30,
	2021	2020
	(unaudited)
Cash Flows from Operating Activities
Net loss	$(1,579,010)	$(294,106)
Adjustments to reconcile the net loss to net cash from operating activities
Equity received from participants	(187,373)	-
Equity-based compensation	-	25,000
Changes in operating accounts
Prepaid expenses	-	20,000
Accrued liabilities	20,061	1,408
Deferred revenue	500,000	-
Accrued compensation to related parties	416,000	-
Net cash used in operating activities	(830,323)	(247,698)

Cash flows from investing activities
Production costs	(872,256)	-
Purchase of domain name	-	(37,695)
Net cash used in investing activities	(872,257)	(37,695)

Cash flows from financing activities
Sale of Series A Preferred stock	640,000	874,980
Sale of Series A-1 Preferred stock	2,482,199	-
Deferred offering costs	(122,384)	(87,691)
Net cash provided by financing activities	2,999,815	787,289

Net increase in cash and cash equivalents	1,297,236	501,896

Cash and cash equivalents at the beginning of the year	1,466,776	11,929
Cash and cash equivalents at the end of the year	$2,764,012	$513,825

See Accompanying Notes to the Financial Statements

CRUSH CAPITAL INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 – NATURE OF OPERATIONS

Trojan Horse Media Group, LLC was formed on June 20, 2017 (“Inception”) in the State of California. On May 4, 2020, the entity was converted from a limited liability company into a corporation under the name Crush Capital, Inc. in the State of Delaware.   The financial statements of Crush Capital Inc., (which may be referred to as the “Crush Capital”, “Company”, “we,” “us,” or “our”) are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s headquarters are in Los Angeles, CA.

Crush Capital’s mission is to combine a subscription platform for issuers, accessed through the Company’s website goingpublic.com, with the excitement of a full production streaming video series, Going Public. The show will follow the stories of entrepreneurs as they take their companies on a capital raising journey and conduct a securities offering pursuant to Regulation A.

Management Plans and Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

To date, the Company has incurred net losses and negative cash flows from operations. Additionally, it requires significant capital to develop, produce and distribute Going Public. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern within one year after the date that the financial statements are issued.

During the next 12 months, we intend to fund the Company’s operations through revenues from operations and the sale of equity and/or debt securities. There are no assurances that we will be able to raise capital on terms acceptable to the Company. If the Company is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of planned operations, which could harm the business, financial condition and operating results. The financial statements do not include any adjustments that might result from these uncertainties.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of expenses during the reporting periods. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1	- Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	- Include other inputs that are directly or indirectly observable in the marketplace.

Level 3	- Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2021 and December 31, 2020. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values.

Risks and Uncertainties

The Company’s operations are subject to new laws, regulation and compliance. Significant changes to regulations governing the way the Company derives revenues could impact the company negatively. Technological and advancements and updates as well as maintaining compliance standards are required to maintain the Company’s operations.

In March 2020, large segments of the U.S. and global economies were impacted by COVID-19 and a significant portion of the U.S. population became subject to “stay at home” or similar social distancing requirements, which had a significant impact on the film industry. Enhanced health and safety measures are in effect in Los Angeles and may be in effect in other areas where we film the show, which may cause our production costs to be higher than they would have been otherwise. While we have complied, and believe we will continue to be able to comply, with any required health and safety measures during the production of the show, we may experience reluctance on the part of issuers and others to participate in filming and other activities while COVID-19 remains a risk.

Cash and Cash Equivalents

For purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Deferred Offering Costs

The Company accounts for offering costs in accordance with ASC 340, Other Assets and Deferred Costs. Prior to the completion of an offering, offering costs are capitalized as deferred offering costs on the balance sheet. The deferred offering costs are netted against the proceeds of the offering in stockholders’ equity or the related debt, as applicable. Costs related to unsuccessful offerings are expensed.

Equity in Participants

Participants in Going Public pay the Company for their appearance on the show. Part of the payment is in stock and/or warrants of the participant company. The Company records stock and/or warrants at fair value once the related milestones have been met and there are no further contingencies.

Intangible Assets

Intangible assets consist of a domain name and are stated at cost less accumulated amortization. For intangible assets that have finite lives, the assets are amortized using the straight-line method over the estimated useful lives of the related assets. For intangible assets with indefinite lives, the assets are tested periodically for impairment. Amortization expense was zero for the six months ended June 30, 2021 and June 30, 2020.

Revenue Recognition

The Company recognizes revenue under the guidance of Accounting Standards Codification (“ASC”) 606, the Company 1) identifies the contract with the customer 2) identifies the performance obligations in the contract 3) determines the transaction price, 4) determines if an allocation of that transaction price is required to the performance obligations in the contract, and 5) recognizes revenue when or as the companies satisfies a performance obligation. Revenue recognized to date consists of shares and warrants received from a participant on Going Public. The shares and warrants were recognized at fair value upon completion of certain milestones.

Equity Based Compensation

The Company accounts for equity-based awards under ASC 718 Share-Based Payment. Under ASC 718, equity-based compensation cost is measured at the grant date, based on the estimated fair value of the award. Equity-based compensation is recognized as expense over the employee’s requisite vesting period and over the nonemployee’s period of providing goods or services. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model. Equity units or shares are measured based on the fair market value of the underlying stock on the grant date.

Income Taxes

On May 4, 2020, the Company converted from a Limited Liability Company (LLC) to a Corporation. As such, beginning on that date the Company is now taxed as a standalone entity. Income taxes are accounted for in accordance with the provisions of ASC 740, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

The Company uses the effective interest method for interim reporting. As there are losses, and the Company has provided a 100% valuation allowance against the deferred tax asset, income tax expense for the six months ended June 30, 2021 and 2020 was zero.

The Company is subject to U.S. federal, state, and local income tax examinations by tax authorities for all periods since Inception. The Company currently does not have any ongoing tax examinations.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be credit worthy.  Balances are insured by the Federal Deposit Insurance Corporation up to $250,000.  At times, the Company may maintain balances in excess of the federally insured limits.

Recent Accounting Pronouncements

In March 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-02, “Improvements to Accounting for Costs of Films and License Agreements for Program Materials.” The amendments in this ASU align the accounting for production costs of an episodic television series with the accounting for production costs of films. In addition, the ASU modifies certain aspects of the capitalization, impairment, presentation and disclosure requirements under the current film and broadcaster entertainment industry guidance. The new guidance is effective for fiscal years beginning after December 15, 2020, with early adoption permitted. The new guidance was applied on a prospective basis. The adoption of the amendments did not have an impact on the Company’s financial statements.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been several ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

NOTE 3 – COMMITMENTS AND CONTINGENCIES

We are currently not involved with or know of any pending or threatening litigation against the Company or any of its officers.

In November 2019, the Company entered into an agreement with Entrepreneur Media, Inc., Irvine, CA., a media and publishing company for exclusive rights to distribute season one of Going Public. The agreement calls for certain milestone payments due by the Company between the signing of the agreement and 90 days post the initial airing of Episode 10 of Season One.

In June 2021, the Company formalized a production services agreement wherein the production company will provide talent and production services to produce ten episodes of Going Public. The cost for this service is approximately $1.76 million which will be paid through the target air date.

NOTE 4 – STOCKHOLDERS’ EQUITY

As described in Note 1, on May 4, 2020 the Company converted from a California limited liability company into to a Delaware corporation and is operating under the name Crush Capital, Inc. As a result of this conversion, the Company authorized 80,000,000 shares of Voting Common Stock, 80,000,000 shares of Non-Voting Common Stock, 20,000,000 shares of Series A Preferred Stock, and 10,000,000 shares of Blank Check Preferred Stock, all par value $0.0001 per share. At the time of conversion, the Company’s various membership converted as follows:

●	1 Class A Common Unit = 5.4658 Voting Common Stock
●	1 Class B Common Unit = 5.4658 Non-Voting Common Stock
●	1 Preferred Unit = 5.4658 Series A Preferred Stock

Preferred shares are convertible, at the option of the holder, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid non-voting common shares as is determined by dividing the Preferred share issue price by the conversion price. Preferred shares are mandatorily convertible upon a firm commitment underwritten public offering of Common shares of at least $50,000,000 at a price per share of not less than three times the effective conversion price. The conversion price is initially $1.00. No conversions were made as of June 30, 2021 and December 31, 2020. Preferred Series A shares have a liquidation preference over Common shares equal to the original issue price of $0.18296, plus a cumulative preferred return of 2% per annum on the unreturned portion of the original issue price outstanding from time to time. Preferred Series A-1 shares have a liquidation preference over Common shares equal to the original issue price of $0.4108.

At June 30, 2021 and December 31, 2020, cumulative undeclared and unpaid preferred return on the Preferred shares was $40,279 and $15,782, respectively, in aggregate.

Fifty percent (50%) of all distributions go to Preferred shareholders until they recoup all invested capital and cumulative preferred returns. There have been no preferred returns distributed through June 30, 2021.

NOTE 5 – RELATED PARTY TRANSACTIONS

Issuance, Inc. (“Issuance”), a company founded and under control by one of the Company’s founders and shareholder will provide its portal platform and marketing services to the Company, as well as the participants in season one of Going Public. The Company entered into two Master Services Agreements (“MSA”) with Issuance. The first MSA was for strategic consulting over a three-month period and required payment of $25,000. The second MSA was for the Company’s proposed Regulation A offering, and the Company is to pay Issuance $15,000 for specified services and $25 per subscription processed through the Issuance portal.

As of June 30, 2021, the Company has accrued $1,064,000 in bonus compensation due its co-Chief Executive Officers. The amount may be taken in cash or in shares of the Company’s Common Stock (or options to purchase the same). Any combination of cash and shares or options may be elected; however if any unpaid amounts exist as of March 5, 2022, such amounts will be paid in shares of Non-Voting Common Stock

NOTE 6 – SUBSEQUENT EVENTS

Subsequent to June 30, 2021, the Company has sold 1,582,455 shares of Series A-1 Preferred stock for proceeds of $650,000.

Subsequent to June 30, 2021, each of the two co-Chief Executive Officers elected to receive $150,000 ($300,000 in total) of their accrued bonuses in cash. Additionally, in exchange for $200,000 of accrued bonuses each ($400,000 in total), they each agreed to accept an option to purchase 279,720 shares (559,440 in total) of the Company’s Voting Common Stock at an exercise price of $0.715 per share.

The Company has evaluated subsequent events that occurred after June 30, 2021 through November 24, 2021, the issuance date of these financial statements.

PART III

INDEX TO EXHIBITS

2.1	Amended and Restated Certificate of Incorporation **
2.2	Bylaws, as amended (incorporated herein by reference to the copy submitted as Exhibit 2.2 to the Company’s DOS filed as Exhibit 15.1 hereof)
2.3	Intentionally Omitted
2.4	Intentionally Omitted
2.5	Investors’ Rights Agreement (incorporated herein by reference to the copy submitted as Exhibit 2.5 to the Company’s DOS filed as Exhibit 15.1 hereof)
2.6	First Refusal and Co-Sale Agreement (incorporated herein by reference to the copy submitted as Exhibit 2.6 to the Company’s DOS filed as Exhibit 15.1 hereof)
2.7	Voting Rights Agreement (incorporated herein by reference to the copy submitted as Exhibit 2.7 to the Company’s DOS filed as Exhibit 15.1 hereof)
2.8	Irrevocable Powers of Attorney **
2.9	Notices of Conversion **
2.10	Form of Series A-1 Registration Rights Agreement **
4.1	Form of Subscription Agreement **
6.1	Master Production Services Agreement, dated August 7, 2020, between the Company and INE Entertainment, LLC **
6.2	Distribution and Promotion Agreement, dated November 21, 2019, between the Company and Entrepreneur Media, Inc. ** l
6.3	Master Services Agreement and related Statement of Work, dated May 25, 2020, between the Company and Issuance, Inc. (incorporated herein by reference to the copy submitted as Exhibit 6.3 to the Company’s DOS filed as Exhibit 15.1 hereof)
6.4	Referral Agreement, dated April 30, 2021, between the Company and Issuance, Inc. **
6.5	Broker-Dealer Agreement, dated May 27, 2020, between the Company and Dalmore Group, LLC (incorporated herein by reference to the copy submitted as Exhibit 6.5 to the Company’s DOS filed as Exhibit 15.1 hereof)
6.6	Master Services Agreement and related Statement of Work, dated January 1, 2020, between the Company and Issuance, Inc. (incorporated herein by reference to the copy submitted as Exhibit 6.6 to the Company’s DOS filed as Exhibit 15.1 hereof)
6.7	Letter of Intent, dated July 20, 2020, between the Company and CrowdCheck Law, LLP. **
6.8	INTENTIONALLY OMITTED
6.9	Strategic Alliance Agreement, dated January 10, 2022, between the Company and Dalmore Group, LLC
6.10	2020 Omnibus Equity Incentive Compensation Plan**
6.11	Executive Employment Agreement (Todd Goldberg) **
6.12	Executive Employment Agreement (Darren Marble) **
6.13	2020 Bonus Plan **
6.14	Amendment to Referral Agreement, dated as of September 9, 2021, between the Company and Issuance Inc.**
8	Form of Escrow Agreement **
11	Auditor’s Consent
12	Opinion of CrowdCheck Law, LLP
15.1	Draft offering statement previously submitted pursuant to Rule 252(d) dated June 12, 2020 (incorporated by reference to the copy previously made public pursuant to Rule 301 of Regulation S-T)

*	To be filed by amendment.
**	Previously filed.

l	Confidential portions of this exhibit have been omitted and filed separately with the Commission.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, California, on January 12, 2022.

Crush Capital Inc.

/s/ Darren Marble
Darren Marble, Co-Chief Executive Officer

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

/s/ Darren Marble
Darren Marble, Co-Chief Executive Officer and Director

Principal Financial Officer, Principal Accounting Officer

Date: January 12, 2022

/s/ Todd M. Goldberg
Todd M. Goldberg, Co-Chief Executive Officer and Director

Date: January 12, 2022

III-2